    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SYMIX SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

             OHIO                             7372                          31-1083175
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)        Identification Number)
         organization)

                         2800 CORPORATE EXCHANGE DRIVE
                              COLUMBUS, OHIO 43231
                                 (614) 523-7000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                               LAWRENCE W. DELEON
                              SYMIX SYSTEMS, INC.
                         2800 CORPORATE EXCHANGE DRIVE
                              COLUMBUS, OHIO 43231
                                 (614) 523-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

           IVERY D. FOREMAN                             ALAN DEAN
    VORYS, SATER, SEYMOUR AND PEASE               DAVIS POLK & WARDWELL
          52 EAST GAY STREET                      450 LEXINGTON AVENUE
         COLUMBUS, OHIO 43216                   NEW YORK, NEW YORK 10017
            (614) 464-6291                           (212) 450-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)          SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Shares, without par value...........      2,185,000            $16.375           $35,779,375           $10,843

(1) Includes Common Shares subject to over-allotment option to be granted to Underwriters.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on $16.375, which is the average of the high and low sale price on November 4, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER 7, 1997

                            1,900,000 COMMON SHARES

                              SYMIX SYSTEMS, INC.
                                    -------

OF THE 1,900,000 COMMON SHARES OFFERED HEREBY, 1,700,000 COMMON SHARES ARE BEING
   SOLD BY THE COMPANY AND 200,000 COMMON SHARES ARE BEING SOLD BY THE
        SELLING SHAREHOLDERS. SEE "PRINCIPAL AND SELLING SHAREHOLDERS."
         THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF
                   COMMON SHARES BY THE SELLING SHAREHOLDERS.

THE COMMON SHARES ARE TRADED IN THE OVER-THE-COUNTER MARKET AND ARE QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SYMX." THE LAST REPORTED
       SALE PRICE OF THE COMMON SHARES AS REPORTED ON THE NASDAQ NATIONAL MARKET ON NOVEMBER 3, 1997 WAS $16.25 PER SHARE. SEE "PRICE
                  RANGE OF COMMON SHARES AND DIVIDEND POLICY."

                             ---------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                              PRICE $      A SHARE
                                ---------------

                                                                   UNDERWRITING                        PROCEEDS TO
                                                  PRICE TO        DISCOUNTS AND       PROCEEDS TO        SELLING
                                                   PUBLIC        COMMISSIONS (1)      COMPANY (2)     SHAREHOLDERS
                                               ---------------  ------------------  ---------------  ---------------
PER SHARE....................................         $                 $                  $                $
TOTAL (3)....................................         $                 $                  $                $

---------------

(1) THE COMPANY AND THE SELLING SHAREHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

(2) BEFORE DEDUCTING ESTIMATED EXPENSES OF $      , PAYABLE BY THE COMPANY.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS FROM THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 285,000 ADDITIONAL COMMON SHARES AT THE PRICE TO THE PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY WILL
    BE $      , $      , AND $      , RESPECTIVELY. SEE "UNDERWRITERS."

                             ---------------------

    THE COMMON SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES WILL BE MADE ON OR ABOUT
             , 1997, AT THE OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                                ---------------

MORGAN STANLEY DEAN WITTER

            DAIN BOSWORTH

              INCORPORATED

                                                   NESBITT BURNS SECURITIES INC.

             , 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          5
The Company....................................         13
Use of Proceeds................................         14
Price Range of Common Shares and Dividend               14
  Policy.......................................
Capitalization.................................         15
Selected Consolidated Financial and Operating           16
  Data.........................................
Management's Discussion and Analysis of                 17
  Financial Condition and Results of
  Operations...................................

                                                   PAGE
                                                 ---------
Business.......................................         22
Management.....................................         32
Certain Transactions...........................         37
Principal and Selling Shareholders.............         38
Description of Capital Stock...................         39
Shares Eligible for Future Sale................         40
Underwriters...................................         41
Legal Matters..................................         42
Experts........................................         42
Additional Information.........................         42
Index to Consolidated Financial Statements.....        F-1

                            ------------------------

    SYMIX is a registered trademark and SyteLine, SyteSelect, SytePower, SyteService, SyteGuide, FieldPro and SyteEDI are trademarks of Symix Systems, Inc. OrderLinks, FACTOR and AweSim are trademarks of Pritsker Corporation ("Pritsker"). This Prospectus also contains trademarks and registered trademarks of persons and companies other than Symix and Pritsker.

                            ------------------------

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "SYMIX" REFER TO SYMIX SYSTEMS, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software solution that addresses the Enterprise Resource Planning ("ERP") requirements of mid-market (up to $350 million in annual revenues) discrete manufacturers and individual manufacturing sites of larger manufacturers. Historically, manufacturers have implemented ERP systems to achieve improvements in manufacturing operations and related cost reductions. Today, manufacturers increasingly face global competition, the challenges of managing multinational and multi-site operations and more demanding customer service requirements. In response to this complex business environment, manufacturers have begun to focus on customer interaction, which requires further integrating customer requirements into the overall fulfillment cycle. Business software solutions must not only deliver the operational improvements of traditional ERP, but must also provide capabilities to enhance customer interaction and improve revenue performance. Mid-market manufacturers generally are constrained by limited financial and technological resources; nevertheless, they require ERP solutions that offer a high degree of flexibility and functionality and can integrate customers with business processes. Through its Customer Synchronized Resource Planning ("CSRP") approach, the Company delivers to mid-market manufacturers a cost-effective ERP solution that facilitates a shift in focus from manufacturing-centric planning to customer-centric planning.

    CSRP incorporates and extends traditional ERP functionality to integrate customer requirements into manufacturers' core business processes. The Company's primary ERP product, SyteLine, improves manufacturers' performance with respect to customer service, planning and materials management, production management and enterprise administration. SyteLine operates across a wide range of hardware platforms using the Windows NT and UNIX operating systems. In addition, Symix offers complementary software capabilities including: configuration, which integrates the customer with the order process to increase the quality of complex product orders; field service, which improves the quality and efficient delivery of field service and support; advanced planning and scheduling, which allows manufacturers to optimize scheduling of production operations to improve customer satisfaction and on-time delivery while reducing the manufacturers' and their customers' inventory carrying costs; electronic commerce, which facilitates communication between businesses and their customers and suppliers; on-line analytical processing, which aids in decision-making by providing comprehensive analysis of operational data stored by SyteLine; and enterprise process documentation, which speeds the implementation of ERP systems and facilitates the execution of ISO 9000 quality initiatives. The Company's CSRP approach provides highly integrated, client-focused, software solutions that address the critical business needs of mid-market manufacturers.

    Symix offers a wide range of services, including project management, implementation, product education, technical consulting, programming services, system integration and maintenance and support. Symix works with consulting firms and third party vendors to deliver integrated CSRP solutions. The Company has focused its products and services on the following vertical markets: industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers.

    Symix has entered into a definitive agreement to acquire Pritsker Corporation ("Pritsker"), which markets advanced planning and scheduling and simulation software to mid-market manufacturers. Pursuant to this agreement (i) Pritsker will be merged with and into a wholly-owned subsidiary of the Company,
(ii) each share of Pritsker common stock will be converted into the right to receive 0.170108 Common Shares of the Company and (iii) each share of Pritsker preferred stock will be converted into the right to receive $5.23 plus accrued and unpaid dividends (the "Merger"). If approved by the Pritsker shareholders, it is expected that the Merger will be consummated on November 21, 1997. See "Risk Factors--Risks Related to Acquisitions" and the Pro Forma Condensed Consolidated Financial Statements (Unaudited) as of June 30, 1997, starting on page F-35 in this Prospectus.

    The Company has more than 2,900 customer sites, which it services and supports through a worldwide network of 20 offices in 14 countries.

    The Company was incorporated under the laws of the State of Ohio in 1984. The Company's principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, and its telephone number is (614) 523-7000.

                                  THE OFFERING

Common Shares offered by the Company....................  1,700,000
Common Shares offered by the Selling Shareholders.......  200,000
    Total Common Shares offered.........................  1,900,000
Common Shares to be outstanding after the offering......  7,556,000 (1)
Nasdaq National Market symbol...........................  SYMX
Use of Proceeds.........................................  The net proceeds to the Company from this offering will be used
                                                          for general corporate purposes,
                                                          including working capital and
                                                          potential acquisitions. See "Use
                                                          of Proceeds."

------------------------

(1) Based on number of Common Shares outstanding at June 30, 1997. Does not include 1,477,750 Common Shares reserved for issuance under outstanding options as of June 30, 1997.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE YEAR ENDED JUNE 30,
                                        -----------------------------------------------------
                                                             HISTORICAL
                                        -----------------------------------------------------      PRO
                                          1993       1994       1995       1996       1997      FORMA(1)
                                        ---------  ---------  ---------  ---------  ---------  -----------
OPERATING STATEMENT DATA:
Net revenue...........................  $  30,006  $  35,486  $  42,828  $  45,759  $  65,772   $  69,527
Cost of revenue.......................     11,560     12,600     14,882     15,678     22,440      24,093
  Gross margin........................     18,446     22,886     27,946     30,081     43,332      45,434
Operating expenses:
  Selling, general and
    administrative....................     15,779     19,505     25,564     22,411     32,601      34,364
  Research and product development....      1,562      2,589      3,744      3,673      5,659       5,736
  Restructuring and other unusual
    charges...........................     --         --         --            506     --          --
  Total operating expenses............     17,341     22,094     29,308     26,590     38,260      40,100
Operating income (loss)...............      1,105        792     (1,362)     3,491      5,072       5,334
Other income, net.....................         56        122        314        221        107          66
Income (loss) before income taxes.....      1,161        914     (1,048)     3,712      5,179       5,400
Provision (benefit) for income
  taxes...............................        448        330       (410)     1,404      1,916       1,948
  Net income (loss)...................  $     713  $     584  $    (638) $   2,308  $   3,263   $   3,452
Earnings (loss) per share.............  $    0.12  $    0.10  $   (0.12) $    0.40  $    0.52   $    0.51
Weighted average common and common
  share equivalents outstanding.......      5,802      5,742      5,424      5,706      6,302       6,802

                                                                       AS OF JUNE 30, 1997
                                                               -----------------------------------
                                                                                        PRO FORMA
                                                                              PRO          AS
                                                                ACTUAL     FORMA(1)    ADJUSTED(2)
                                                               ---------  -----------  -----------
BALANCE SHEET DATA:
Working capital..............................................  $   7,897   $   7,571    $  33,139
Total assets.................................................     44,252      49,130       74,698
Total long-term debt and lease obligations...................        530       1,080        1,080
Total shareholders' equity...................................     23,361      26,149       51,717

------------------------
(1) Pro forma data give effect to the Merger. The pro forma information is based on the historical financial statements of Pritsker and Symix giving effect to the proposed transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements starting on page F-35 of this Prospectus.

(2) Pro forma as adjusted data give effect to the Merger and the sale by the Company of 1,700,000 Common Shares in the offering at an assumed public offering price of $16.25 per share, after deducting estimated underwriting discounts and commissions and expenses.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN THE SECTIONS ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and may intensify. The Company's quarterly operating results are affected by a number of factors that could materially and adversely affect revenues and profitability, including demand for the Company's software products and services, competitive conditions in the industry, the timing of the introduction or market acceptance of new or enhanced products offered by the Company or its competitors, the potential for delay or deferral of customer purchases of the Company's products in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of any acquisitions and related write-offs, if any, the mix of product and services net revenues, the mix of North American and international net revenues, general economic conditions and other factors affecting capital expenditures by customers. The purchase of the Company's products and services may involve a significant commitment of capital and other resources by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. As a result of these or other factors, the sales cycles for the Company's products, from initial evaluation to delivery of software, vary from customer to customer, typically ranging between three and nine months, and are subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal authorization procedures. Consequently, the timing of individual sales has been difficult to predict, and sales can occur in quarters subsequent to those anticipated by the Company.

    Revenues in any quarter are substantially dependent on orders signed and shipped in that quarter. Like many software companies, the Company's revenues occur predominantly in the third month of each quarter and tend to be concentrated in the latter half of that third month. Since the Company's operating expenses are based on anticipated revenue levels, and because a high percentage of the Company's expenses are relatively fixed in the short term, any shortfall from anticipated revenue or any delay in realizing revenues could result in significant variations in operating results from quarter to quarter. Accordingly, the Company's quarterly operating results are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. These factors are likely to continue to affect quarter-to-quarter comparisons.

    The Company has generally realized higher revenues in its second and fourth fiscal quarters. The Company believes that its second quarter (ending December
31) revenues generally are positively affected by calendar year-end capital expenditures by certain customers. In the Company's fourth quarter (ending June
30), revenues are positively affected by the incentives provided pursuant to the Company's sales compensation plans. In contrast, the Company has generally realized comparatively lower revenue in its first quarter (ending September 30), due to the Company's sales compensation plans, which compensate personnel based on fiscal year performance quotas, and due to reduced economic activity in Europe in the summer months. This trend may increase as the Company's European sales increase. Furthermore, the Company has generally realized comparatively lower revenue in the quarter ending March 31, due to the concentration by some customers of purchases in the quarter ending December 31 which leads to lower purchasing activity during the immediately following quarter.

    Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. It is possible that the Company's quarterly operating results could fail to meet the expectations of securities analysts or investors. In such event, the price of the Company's Common Shares would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Financial Results."

    COMPETITION. The market for Enterprise Resource Planning ("ERP") software is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. The Company has a large number of competitors which vary in size, preferred computing environment and overall product scope. Within its market, the primary competition comes from independent software vendors in two distinct groups: (i) large system developers who are moving into the Company's market, including Baan Company N.V. ("Baan"), J.D. Edwards & Company ("J.D. Edwards"), Oracle Corporation ("Oracle"), PeopleSoft, Inc. ("PeopleSoft") and SAP Aktiengellschaft ("SAP"), and (ii) traditional mid-market competitors, including DataWorks Corporation, Effective Management Systems, Inc., Fourth Shift Corporation and QAD, Inc.

    A number of companies offer products which are similar to the Company's products and are directed at the market for ERP systems for mid-market manufacturers. Many of the Company's existing competitors, as well as a number of potential new competitors, have more established and larger marketing and sales organizations, significantly greater financial, technical and other resources and a larger installed base of customers than the Company. Other competitors leverage vertical market expertise, reputation and price as competitive advantages. There can be no assurance that competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance.

    Several large companies which develop management information software applications for large multinational manufacturers are beginning to market to the mid-market manufacturers targeted by the Company or otherwise develop applications that compete in the Company's markets. As the market for ERP software solutions expands, other companies may enter the Company's market or increase their market presence by acquiring or entering into alliances with competitors of the Company. As a result of all these factors, competition is likely to increase substantially, which may result in price competition, loss of market share or delayed purchasing decisions. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance. See "Business--Competition."

    MANAGEMENT OF GROWTH. Although the Company has experienced significant revenue growth in fiscal 1997, such growth is not necessarily indicative of future revenue growth. This growth has resulted in new and increased responsibilities for management personnel and has placed, and continues to place, a significant strain upon the Company's management and operating and financial resources. There can be no assurance that such strain will not have a material adverse effect on the Company's business, operating results or financial condition.

    To manage its operations, the Company must continuously evaluate the adequacy of its management structure and its existing procedures, including, among others, its financial and internal controls, and refine such procedures. There can be no assurance that management will adequately anticipate all of the changing demands that growth may impose on the Company's internal procedures and structure. Any failure to anticipate and respond adequately to such changing demands may have a material adverse effect on the Company's business, operating results or financial condition.

    The rapid growth of the Company's business has required the Company to make significant recent additions in personnel, particularly in sales, product development, marketing, service and support. The Company believes that its future operating results depend in significant part on its ability to manage its operations and to continue to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Although the Company has increased the number of its technical, sales, marketing, service and support personnel in recent years, the Company has experienced, and expects to continue to experience, difficulty in recruiting such personnel. The Company anticipates that it will need to continue to increase the size of its direct sales, services and support personnel in future periods. If the Company is unable to hire qualified personnel on a timely basis, the Company's business, operating results and financial condition would be materially adversely affected.

    RISKS RELATED TO ACQUISITIONS. One of the Company's business strategies is to pursue acquisitions of products, technologies, services and/or businesses that will complement its existing operations or provide it with an entry into markets it does not presently serve. Acquisitions involve numerous risks, including the risk of improper valuation of the acquired business, difficulties in the assimilation of operations, services, products and personnel of the acquired company and entering markets in which the Company has limited or no experience. Future acquisitions may result in potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of software development costs and expenses associated with the amortization of goodwill and other intangible assets, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the business, operating results and financial condition of the Company. There can be no assurance that suitable acquisition candidates will be available, that the Company will be able to acquire or profitably manage acquired companies or that future acquisitions will further the successful implementation of the Company's overall strategy or that such acquisitions ultimately will produce returns that justify the investment. In addition, the Company may compete for acquisition and expansion opportunities with companies which have significantly greater resources than the Company. Except for the Merger, the Company currently has no agreements or understandings with regard to any acquisitions. No assurances can be given that the Company will be able to integrate Pritsker, or any future acquisitions, into its current business in a timely manner or profitably market and distribute Pritsker's product lines after completion of the acquisition. In connection with the Merger, it is currently estimated that the Company will incur a nonrecurring charge of approximately $6.4 million relating to the write-off of acquired in-process technology of Pritsker, which will occur in the quarter in which the Merger is completed.

    DEPENDENCE ON DIRECT SALES AND MARKETING FORCE. The Company principally sells and supports its products and services through a direct sales force. The Company has made significant expenditures in recent years to expand its direct sales and marketing force, primarily outside the United States, and plans to continue to expand its direct sales and marketing force. The Company's future success will depend in part upon the effectiveness of its direct sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. In addition, there can be no assurance that the Company's direct sales and marketing organization will be able to compete successfully against the sales and marketing operations of many of the Company's current and potential competitors. If the Company is unable to develop and manage its direct sales and marketing force effectively, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Sales and Distribution."

    RELIANCE ON THIRD PARTY DISTRIBUTION CHANNELS. In addition to its direct sales and marketing force, the Company sells and supports its products and services through an indirect sales channel of approximately 40 business partners worldwide. The Company's business partners in North America target the lower end of the mid-range manufacturing market while its business partners in Asia Pacific and Europe primarily sell independently to companies within their geographic territory. The Company will need to maintain and expand its relationships with its existing business partners and enter into relationships with additional business partners in order to expand the distribution of its products. There can be no assurance that current or future business partners will provide the level of expertise and quality of service required to license the Company's products successfully, that the Company will be able to maintain effective, long-term relationships with such business partners or that selected business partners will continue to meet the Company's sales needs. Further, there can be no assurance that these business partners will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with, or support of, the Company and its products. If the Company fails to maintain successfully its existing business partner relationships or to establish new relationships in the future, or if any such business partner exclusively adopts a product other than the Company's products, materially reduces its sales efforts relating to the Company's products or materially increases its support for competitive products, the Company's business, operating results and financial condition could be materially and adversely affected.

    The Company has entered into cooperative marketing programs with International Business Machines Corporation and Data General Corporation and has informal marketing relationships with other hardware vendors such as Hewlett-Packard Company, Unisys Corporation and Digital Equipment Corporation. The Company has responsibility for providing support for its software to its customers under each agreement and the various hardware vendors are responsible for their products. No assurance can be given that such arrangements will continue in the future. The failure of the Company to establish or maintain successful formal or informal relationships with such third parties could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales and Distribution."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon senior management and other key employees. The loss of one or more key employees could have a material adverse effect on the Company. The Company does not have employment agreements with its executive officers, except Stephen
A. Sasser, President and Chief Operating Officer, and does not maintain key man life insurance on its executive officers. In addition, the Company believes that its future success will depend in part on its ability to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results or financial condition. See "Management--Employment Agreement and Change-in-Control Arrangements."

    DEPENDENCE ON PROGRESS. SyteLine and SYMIX Version 4.0 are written in PROGRESS, a proprietary fourth-generation programming language licensed from Progress Software Corporation ("PSC"). The Company depends on the availability of PROGRESS for license to its customer base and the acceptance of PROGRESS by its customers. The Company resells PROGRESS, receiving revenue from its customers and paying royalties to PSC.

    The Company has entered into a non-exclusive application partnership agreement with PSC pursuant to which the Company is authorized to market and distribute PROGRESS in connection with sales of the Company's products. Under the terms of the agreement, the Company bears primary responsibility for assisting customers in developing applications with PROGRESS and agrees to provide appropriate support to PROGRESS customers. The current term of the agreement expires in June 1998 and will continue thereafter unless either party gives ninety (90) days' written notice of its intention to terminate. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after thirty (30) days' written notice. See "Business--Products."

    The Company has in the past and may in the future experience product release delays because of delays in the release of PROGRESS products or product enhancements. Any such delays could have a material adverse effect on the Company's business, operating results and financial condition.

    The failure of PSC to continue its relationship with the Company or to develop, support or enhance PROGRESS in a manner competitive with enhancements of other present or future programming languages, the unavailability of PROGRESS licenses, the loss of market acceptance of PROGRESS and its associated relational database management system among mid-range discrete manufacturers, or the Company's inability to migrate its software to other languages on a timely basis if PROGRESS were no longer to be available could have a material adverse effect on the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH NEW VERSIONS AND NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE. The market for the Company's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of the Company's software products are difficult to estimate. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive or shorten the life cycles of the Company's products. See "--Competition." If the Company is unable to develop on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition may be materially adversely affected.

    As a result of the complexities inherent in software development, and in particular development for multi-platform environments, and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new products can require long development and testing periods before they are commercially released. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products, and future delays could have a material adverse effect on the Company's business, operating results and financial condition.

    DEPENDENCE ON WINDOWS NT ACCEPTANCE. The preferred operating system environment for SyteLine is Windows NT, and the Company's development efforts are focused on developing products for the Windows NT environment. As a result, the Company's future success depends upon the adoption of Windows NT as an operating system environment by mid-size discrete manufacturers for mission critical applications. Delays in the widespread adoption of Windows NT by the Company's target customers may adversely affect the Company's business, operating results or financial condition.

    DEPENDENCE ON SYTELINE. Substantially all of the Company's net revenues are derived from the sale of its core ERP product SyteLine and complementary products and services. As a result, the Company's success depends upon continued market acceptance of SyteLine by mid-range discrete manufacturers as well as the Company's ability to develop new versions of SyteLine and to develop or acquire complementary products or product lines to meet the needs of new and existing customers.

    INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS. The Company derived approximately 25% of its fiscal 1997 net revenues from sales outside of North America, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. The Company has sales and support offices worldwide, including eight in Asia Pacific and three in Europe.

    The Company expects to continue to expand its existing international operations and to enter additional international markets, which will require significant management attention and financial resources. Historically, the Company's international operations have been characterized by lower operating margins during the period in which marketing and distribution channels were being developed. Costs associated with international expansion include the establishment of additional foreign offices, the hiring of additional personnel, the localization and marketing of its products for particular foreign markets and the development of relationships with international service providers. If international revenue is not adequate to offset the expense of expanding foreign operations, the Company's business, operating results or financial condition could be materially adversely affected.

    A significant portion of the Company's international revenue is received in currencies other than U.S. dollars and, in the past, the Company has not engaged in hedging activities. As a result, the Company is subject to risks associated with foreign exchange rate fluctuations. Due to the substantial volatility of foreign exchange rates, there can be no assurance that foreign exchange rate fluctuations will not have a material adverse effect on the Company's business, operating results or financial condition.

    The Company's international operations are subject to other risks inherent in international business activities, such as the impact of a recessionary environment in economies outside the United States, cultural and language difficulties associated with servicing customers, localization and translation of products for foreign countries, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods, reduced protection for intellectual property rights in some countries, exchange controls, restrictions on the repatriation of foreign earnings, political instability, trade restrictions, tariff changes and the impact of local economic conditions and practices. The Company's success in expanding its international business will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, operating results or financial condition.

    LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT; USE OF LICENSED TECHNOLOGY. The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. The Company regards its products as proprietary trade secrets and confidential information. The Company relies largely upon its license agreements with customers; distribution agreements with distributors; and its own security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of its products. The Company seeks to protect its programs, documentation and other written materials under copyright law. In addition, SYMIX is a registered trademark and SyteLine, SyteSelect, SytePower, SyteService, SyteGuide, FieldPro and SyteEDI are trademarks of the Company.

    There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. Preventing or detecting unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that its license agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

    Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which would have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

    The Company also relies on certain other technology which it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. Although the Company is generally indemnified by third parties against claims that such third parties' technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the geographic scope of indemnification is limited. The result is that the indemnity that the Company receives against such claims is often less broad than the indemnity that the Company provides to its customers. Even in cases in which the indemnity that the Company receives from a third-party licenser is as broad as the indemnity that the Company provides to its customers, the third-party licensers from whom the Company would be receiving indemnity are often not well-capitalized and may not be able to indemnify the Company in the event that such third-party technology infringes the proprietary rights of others. Accordingly, the Company could have substantial exposure in the event that technology licensed from a third party infringes another party's proprietary rights. The Company currently does not have any liability insurance to protect against the risk that licensed third-party technology infringes the proprietary rights of others. There can be no assurance that infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from the Company's customers resulting from such infringement claims, will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition.

    The Company has in the past and may in the future resell certain software which it licenses from third parties. In addition, the Company has in the past and may in the future jointly develop software in which the Company will have co-ownership or cross-licensing rights. See "Business--Products." There can be no assurance that these third-party software arrangements and licenses will continue to be available to the Company on terms that provide the Company with the third-party software it requires to provide adequate functionality in its products, on terms that adequately protect the Company's proprietary rights or on terms that are commercially favorable to the Company. The loss of or inability to maintain or obtain any of these software licenses, including as a result of third-party infringement claims, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated, which could materially and adversely affect the Company's business, operating results or financial condition.

    DEPENDENCE ON MANUFACTURING INDUSTRY AND GENERAL ECONOMIC AND MARKET CONDITIONS. The Company's business depends substantially upon the capital expenditures of mid-size discrete manufacturers, which in part depend upon the demand for such manufacturers' products. A recession or other adverse event affecting the manufacturing industry in North America, Europe, Asia Pacific or other markets served by the Company could affect such demand, forcing manufacturers in the Company's target markets to curtail or postpone capital expenditures on business information systems. Any such change in the amount or timing of capital expenditures in its target markets could have a material adverse effect on the Company's business, operating results or financial condition. Because the Company has to date targeted certain vertical markets, and may in the future target new vertical markets in which the Company has expertise, any economic downturns in general or in existing or new targeted vertical segments in particular, would have a material adverse effect on the Company's business, operating results and financial condition.

    RISK OF SOFTWARE DEFECTS. Software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products. There can be no assurance that errors will not be found in existing or future releases of the Company's software or that the Company will not experience material delays in releasing product improvements or new products. The occurrence of such errors could result in significant losses to the Company or to customers.

Such occurrences could also result in reduced market acceptance of the Company's products, which would have a material adverse effect on the Company's business, operating results and financial condition.

    CONTROL BY PRINCIPAL SHAREHOLDERS. Upon completion of the offering, Lawrence J. Fox, Chairman of the Board and Chief Executive Officer of Symix, and his wife will jointly beneficially own 29.52% of the Company's outstanding Common Shares and current directors and executive officers as a group will own approximately 36.18% of the Common Shares. See "Principal and Selling Shareholders." Consequently, the directors and executive officers, and Mr. and Mrs. Fox in particular, will be able to veto significant change in control transactions, which may have the effect of delaying or preventing a change in control of the Company.

    ANTI-TAKEOVER PROVISIONS. The Company's Amended Articles of Incorporation (the "Amended Articles") authorize the issuance of "blank check" preferred stock, which may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a shareholder might consider favorable. See "Description of Capital Stock."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of substantial numbers of Common Shares, or the prospect of such sales, could adversely affect the market price of the Common Shares and the Company's ability to raise needed capital in the capital markets at a time and price favorable to the Company. Upon completion of the offering, the Company will have approximately 8.0 million Common Shares outstanding, all of which will be eligible for sale in the public market following the offering, except for (i) Common Shares held or subsequently purchased by affiliates of the Company, which are eligible for resale subject to Rule 144 ("Rule 144") promulgated under the Securities Act, and (ii) approximately 398,328 shares issued to affiliates of Pritsker, which are eligible for resale subject to the limitations of Rule 145 ("Rule 145") promulgated under the Securities Act.

    In addition, approximately 125,000 Common Shares are issuable upon conversion of outstanding convertible stock of a subsidiary of the Company. These Common Shares will be eligible for resale under Rule 144 beginning in January 1998. Holders of these Common Shares also have the right to require the Company to file a registration statement for the resale of such shares at any time.

                                  THE COMPANY

    Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software solution that addresses the Enterprise Resource Planning ("ERP") requirements of mid-market (up to $350 million in annual revenues) discrete manufacturers and individual manufacturing sites of larger manufacturers. Historically, manufacturers have implemented ERP systems to achieve improvements in manufacturing operations and related cost reductions. Today, manufacturers increasingly face global competition, the challenges of managing multinational and multi-site operations and more demanding customer service requirements. In response to this complex business environment, manufacturers have begun to focus on customer interaction, which requires further integrating customer requirements into the overall fulfillment cycle. Business software solutions must not only deliver the operational improvements of traditional ERP, but must also provide capabilities to enhance customer interaction and improve revenue performance. Mid-market manufacturers generally are constrained by limited financial and technological resources; nevertheless, they require ERP solutions that offer a high degree of flexibility and functionality and can integrate customers with business processes. Through its Customer Synchronized Resource Planning ("CSRP") approach, the Company delivers to mid-market manufacturers a cost-effective ERP solution that facilitates a shift in focus from manufacturing-centric planning to customer-centric planning.

    Traditional ERP systems enable the collection, management and integration of data concerning component procurement, inventory management, manufacturing control, distribution, finance and other functions with the goal of improving the efficiency of manufacturing production. Increasingly, manufacturers look for functionality and flexibility beyond the scope of traditional ERP systems and seek to manage the collection and integration of all information that flows to and from customers, suppliers and business partners.

    The Company's CSRP approach incorporates and extends traditional ERP functionality to integrate customer requirements into manufacturers' core business processes. The Company's primary ERP product, SyteLine, improves manufacturers' performance with respect to customer service, planning and materials management, production management and enterprise administration. SyteLine operates across a wide range of hardware platforms using the Windows NT and UNIX operating systems. In addition, Symix offers complementary software capabilities including: configuration, which integrates the customer with the order process to increase the quality of complex product orders; field service, which improves the quality and efficient delivery of field service and support; advanced planning and scheduling, which allows manufacturers to optimize scheduling of production operations to improve customer satisfaction and on-time delivery while reducing the manufacturers' and their customers' inventory carrying costs; electronic commerce, which facilitates communication between businesses and their customers and suppliers; on-line analytical processing, which aids in decision-making by providing comprehensive analysis of operational data stored by SyteLine; and enterprise process documentation, which speeds the implementation of ERP systems and facilitates the execution of ISO 9000 quality initiatives. The Company's CSRP approach provides highly integrated, client-focused, software solutions that address the critical business needs of mid-market manufacturers.

    Symix offers a wide range of services, including project management, implementation, product education, technical consulting, programming services, system integration and maintenance and support. Symix works with consulting firms and third party vendors to deliver integrated CSRP solutions. The Company has focused its products and services on the following vertical markets: industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers.

    The Company has more than 2,900 customer sites, which it services and supports through a worldwide network of 20 offices in 14 countries.

    The Company was incorporated under the laws of the State of Ohio in 1984. The Company's principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, and its telephone number is (614) 523-7000.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,700,000 Common Shares offered by the Company, after deducting underwriting discounts and commissions and estimated expenses payable by the Company in connection with the offering, are estimated to be $25,567,560 (approximately $29,920,935 if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $16.25 per share. The Company will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders.

    The Company intends to use the net proceeds of this offering for general corporate purposes, including working capital. The Company expects to use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to those of the Company. Although the Company continuously evaluates acquisitions, at this time no specific acquisitions are planned and no portion of the net proceeds has been allocated for any acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing securities.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

    The Company's Common Shares are traded in the over-the-counter market and are quoted on the Nasdaq National Market under the symbol "SYMX." The following table sets forth the high and low sale prices for the Common Shares for fiscal 1996 and 1997 and for the interim period since June 30, 1997, as reported by the Nasdaq National Market.

                                                                               HIGH        LOW
                                                                             ---------  ---------
Fiscal year ended June 30, 1996
  First Quarter............................................................  $    6.31  $    3.81
  Second Quarter...........................................................       5.75       5.50
  Third Quarter............................................................       7.44       5.00
  Fourth Quarter...........................................................       8.63       7.00
Fiscal year ended June 30, 1997
  First Quarter............................................................  $    8.50  $    7.25
  Second Quarter...........................................................       8.63       7.38
  Third Quarter............................................................      10.88       7.88
  Fourth Quarter...........................................................      12.38       8.00
Fiscal year ended June 30, 1998
  First Quarter............................................................  $   21.00  $   10.75
  Second Quarter (through November 3, 1997)................................      18.63      15.50

    As of November 3, 1997, there were approximately 87 holders of record of the Common Shares, and the Company believes that there are more than 1,700 beneficial shareholders. On November 3, 1997, the last reported sale price of the Common Shares, as reported by the Nasdaq National Market, was $16.25.

    The Company has never paid cash dividends on its Common Shares. The Company expects that all future earnings will be retained to finance the Company's operations and for the growth and development of its business. Accordingly, the Company does not currently anticipate paying cash dividends on its Common Shares in the foreseeable future. The payment of any future dividends will be subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth the current portion of long-term obligations and capitalization of the Company as of June 30, 1997, on (i) an actual basis,
(ii) pro forma as of such date to reflect the Merger and (iii) pro forma as adjusted to reflect the Merger and the receipt by the Company of the estimated net proceeds from the sale of 1,700,000 Common Shares offered by the Company hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                                    AS OF JUNE 30, 1997
                                                                          ----------------------------------------
                                                                                                      PRO FORMA
                                                                           ACTUAL    PRO FORMA(1)   AS ADJUSTED(2)
                                                                          ---------  -------------  --------------
                                                                                       (IN THOUSANDS)

Short-term debt:
Current portion of long-term obligations................................  $     775   $       775     $      775
                                                                          ---------  -------------       -------
                                                                          ---------  -------------       -------

Long-term debt:
Long-term obligations, less current portion.............................  $     530   $     1,080     $    1,080

Shareholders' equity:
  Common Shares, without par value; 20,000,000 shares authorized;
    6,160,000 shares issued and outstanding;       shares issued and
    outstanding pro forma as adjusted...................................         62            66             83
  Preferred Shares, without par value; 1,000,000 shares authorized; no
    shares issued and outstanding.......................................     --           --              --
  Convertible preferred shares of subsidiary............................      1,031         1,031          1,031
  Capital in excess of stated value.....................................     13,291        22,447         47,998
  Retained earnings.....................................................     10,853         4,481          4,481
  Cumulative translation adjustment.....................................       (556)         (556)          (556)
  Common shares in treasury, 304 shares.................................     (1,320)       (1,320)        (1,320)
                                                                          ---------  -------------       -------
    Total shareholders' equity..........................................     23,361        26,149         51,717
                                                                          ---------  -------------       -------
Total capitalization....................................................  $  23,891   $    27,229     $   52,797
                                                                          ---------  -------------       -------
                                                                          ---------  -------------       -------

------------------------

(1) Pro forma data give effect to the Merger. The pro forma information is based on the historical financial statements of Pritsker and Symix giving effect to the proposed transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma Financial Statements starting on page F-35 of this Prospectus.

(2) Pro forma as adjusted data give effect to the Merger and the sale by the Company of 1,700,000 Common Shares in the Offering at an assumed public offering price of $16.25 per share, after deducting estimated underwriting discounts and commissions and expenses.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected consolidated financial and operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. The selected consolidated financial and operating data set forth below, as of and for each of the years in the five-year period ended June 30, 1997, has been derived from, and is qualified by reference to, the Company's Consolidated Financial Statements audited by Ernst & Young LLP, independent auditors.

                                                                              YEAR ENDED JUNE 30,
                                                             -----------------------------------------------------
                                                               1993       1994       1995       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING STATEMENT DATA:
Net revenue................................................  $  30,006  $  35,486  $  42,828  $  45,759  $  65,772
Cost of revenue............................................     11,560     12,600     14,882     15,678     22,440
  Gross margin.............................................     18,446     22,886     27,946     30,081     43,332
Operating expenses
  Selling, general, and administrative.....................     15,779     19,505     25,564     22,411     32,601
  Research and product development.........................      1,562      2,589      3,744      3,673      5,659
  Restructuring and other unusual charges..................     --         --         --            506     --
  Total operating expenses.................................     17,341     22,094     29,308     26,590     38,260
Operating income (loss)....................................      1,105        792     (1,362)     3,491      5,072
Other income, net..........................................         56        122        314        221        107
Income (loss) before income taxes..........................      1,161        914     (1,048)     3,712      5,179
Provision (benefit) for income taxes.......................        448        330       (410)     1,404      1,916
  Net income (loss)........................................  $     713  $     584  $    (638) $   2,308  $   3,263
Earnings (loss) per share(1)...............................  $    0.12  $    0.10  $   (0.12) $    0.40  $    0.52
Weighted average common and common share equivalents
  outstanding..............................................      5,802      5,742      5,424      5,706      6,302

BALANCE SHEET DATA:
Working capital............................................  $  11,458  $   9,466  $   6,363  $   7,538  $   7,897
Total assets...............................................     21,743     24,473     26,069     30,463     44,252
Total long-term debt and lease obligations.................        559        335        138     --            530
Total shareholders' equity.................................     15,615     15,641     14,508     17,102     23,361

------------------------

(1) Where appropriate, all share data and references in this Prospectus have been adjusted for the 2-for-1 share split, effected in the form of a share distribution of one share for each share outstanding to shareholders of record on September 10, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    OVERVIEW

    Symix is a global provider of open, client/server manufacturing software for mid-range discrete manufacturers. Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software system that addresses the ERP requirements of manufacturers. Following the fiscal 1995 year-end in which the Company incurred its first loss since becoming publicly traded in 1991, the Company hired a new president, Stephen A. Sasser, who implemented several changes in order to restore the Company to profitability. The new president reorganized the executive management staff by hiring several key executives and promoting certain employees into executive positions. Recognizing the strong foundation of the Company's core products and large customer base, the new management team refocused the Company's investments in development, marketing and promotional activities into supporting its traditional vertical markets within the mid-range discrete manufacturing market. The Company also restructured its sales channels by hiring new sales management in North America and Europe, revising sales compensation programs and reorganizing the services organization to align more directly with the sales organization.

    The Company also focused its efforts on building the international distribution channels through acquisitions and converting independent distributors to direct sales and services operations. The Company converted distributors in Australia, New Zealand and the Netherlands to subsidiary operations, and the Company acquired a French sales and distribution operation. Revenue from foreign operations accounted for approximately 25% of total revenue in fiscal 1997, compared to 13% in fiscal 1996 and 11% in fiscal 1995. The significant increase in revenue from foreign operations resulted primarily from the conversion of distributor operations and acquisitions completed during fiscal 1997. Prior thereto, the Company sold its products to its international distributors at a discount from U.S. list prices. Since conversion, Symix has been able to increase its international revenues by recognizing the full sale price on products sold internationally and by providing services and support directly to customers.

    During the fourth quarter of fiscal 1996, Symix introduced SyteLine, a client/server version of its core ERP product with a graphical user interface. SyteLine represents a large majority of new product sales to customers. In addition to SyteLine, the Company released and sold complementary products for data analysis (SytePower), product configuration (SyteSelect) and product implementation (SyteGuide) during the second half of fiscal 1997 that provided expanded features and functionality and enhanced sales of SyteLine. The Company also purchased a Canadian company, Visual Applications Software, Inc., in January, 1997 that develops and distributes an application software product, FieldPro, which provides field service and warranty tracking capabilities for manufacturers and service organizations of computer and office equipment distributors. FieldPro is being marketed and distributed as a stand-alone product under a newly established business operating unit within Symix, the Customer Integrated Technologies Division ("CIT Division").

    In fiscal 1997 the Company generated record revenues of $65.8 million and net income of $3.3 million.

    REVENUE

    The Company's net revenue is derived primarily from (1) licensing Symix software and providing custom programming services; (2) providing installation, implementation, training, consulting and systems integration services; and (3) providing maintenance and support on a subscription basis. Revenue for all periods presented is accounted for in accordance with AICPA Statement of Position 91-1 on Software Revenue Recognition.

    Net revenue increased 44% to $65.8 million in fiscal 1997, compared to increases of 7% and 21% for the years ended June 30, 1996 and 1995, respectively. The strong growth in fiscal 1997 net revenue compared to previous years was the result of new software product offerings and the reorganized international distribution channel. Both software license fee revenue and service and support revenue contributed significantly to the net revenue increase in fiscal 1997. The increase in net revenue in fiscal 1996 and fiscal 1995 was primarily the result of increased service and support revenue. The revenue mix since 1995 is shown in the table below:

                                  REVENUE MIX

                                                          YEAR ENDED JUNE 30,
                                    ----------------------------------------------------------------
                                            1995                  1996                  1997
                                    --------------------  --------------------  --------------------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Software license fees.............  $  24,677        58%  $  24,682        54%  $  36,477        55%
Service and support...............     18,151        42%     21,077        46%     29,295        45%
                                    ---------  ---------  ---------  ---------  ---------  ---------
Total.............................  $  42,828       100%  $  45,759       100%  $  65,772       100%

    Software license fee revenue increased 48% in fiscal 1997 compared to flat license fee revenue growth in fiscal 1996. The increase in software revenue in fiscal 1997 was primarily the result of (1) revenue from the Company's new client server ERP software product, SyteLine, which was released in March 1996, and (2) a reorganized international distribution channel. FieldPro contributed more than $1.0 million in revenue during the second half of fiscal 1997.

    Service and support revenue increased 39% in fiscal 1997 to $29.3 million from $21.1 million in fiscal 1996 and $18.2 million in fiscal 1995. Service and support revenue is comprised of installation, implementation, training, consulting, systems integration and software product maintenance and support. The continued increase in service and support revenue is attributable to growth in licensed Symix installations worldwide and the reorganization of Symix's service organization through the conversion of the international distributors and internal expansion. Services revenue made up 45% of total revenue in fiscal 1997, compared to 46% and 42% in fiscal 1996 and fiscal 1995, respectively. Generally, maintenance and support contracts are billed annually and revenue is recognized ratably over the contract period, which is typically twelve months. Deferred revenue on the Company's balance sheet relating to maintenance and support contracts increased from $5.8 million at June 30, 1996 to $9.7 million at June 30, 1997.

    COST OF REVENUE

    Total cost of revenue as a percentage of net revenue was 34% for the year ended June 30, 1997 compared to 34% and 35% for the years ended June 30, 1996 and 1995, respectively.

    Cost of software license fees includes royalties, amortization of capitalized software development costs and software delivery expenses. Cost of software license fees decreased to 27% of software license fee revenue in fiscal 1997 from 28% in both fiscal 1996 and fiscal 1995. The decrease in cost of software license fees as a percentage of software license fee revenue is the result of the increased volume of software license fee sales. Partially offsetting the improved software license fee margins was an increase in third-party royalties relating to the new complementary products for SyteLine released during the year.

    Cost of services and support includes the personnel and related overhead costs for implementation, training and customer support services, together with fees paid to third parties for subcontracted services. Cost of services and support was 43% of service and support revenue in fiscal 1997 compared to 42% in fiscal 1996 and 44% in fiscal 1995. The small increase in cost of services and support as a percentage of related revenue in fiscal 1997 compared to the prior fiscal year was the result of increased costs relating to the hiring of experienced service personnel to support new system installations. In addition, lower margins in the developing international distribution channels also contributed to the increase in the cost percentage. Partially offsetting these lower margins was the increase in Symix installations and corresponding service renewals, from which the Company was able to realize improved margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses consist of personnel and related overhead costs, including commissions, for the sales, marketing, general and administrative activities of the Company, together with advertising and promotional costs. Selling, general and administrative expenses increased 45% in fiscal 1997, compared to a decrease of 12% in fiscal 1996 and an increase of 31% in fiscal 1995. Selling, general and administrative expenses as a percent of net revenue were 50%, 49% and 60% for the same respective periods. The increase in expenses as a percent of revenue in fiscal 1997 was the result of significant increases in marketing and promotional activities and expanding international sales. These increases were partially offset by improved productivity of the North American sales channel.

    The decrease in selling, general and administrative expenses in fiscal 1996 was the result of general expense controls, reorganization of the North American sales force and improved margins on international operations. In the first quarter of fiscal 1996, the Company recognized restructuring and other non-recurring charges of $506,000, which primarily consisted of severance payments related to personnel changes and costs associated with the European sales channel.

    RESEARCH AND DEVELOPMENT

    Research and development expenses include personnel and related overhead costs for product development, enhancements, upgrades, quality assurance and testing. Total research and product development expenses, including amounts capitalized, were $8.8 million or 13% of net revenue for the year ended June 30, 1997, compared to $6.0 million or 13% of net revenue in fiscal 1996 and $5.2 million or 12% of net revenue in fiscal 1995. The Company capitalized research and development costs of $3.1 million, $2.3 million and $1.4 million for the years ended June 30, 1997, 1996 and 1995, respectively. Software development costs capitalized in a given period are dependent upon the nature and state of the development process and are recorded in accordance with Statement of Financial Accounting Standards No. 86. Upon general release of a product, related capitalized costs are amortized over three years and recorded as license fee cost of revenue. In addition to the $2.3 million of software development costs capitalized in fiscal 1996, the Company capitalized $1.0 million relating to the purchase of existing technology.

    The increase in overall research and development expense is due to staff expansion relating to the Company's development of future releases of SyteLine, increased development focus on interfacing with third-party software products and research involving new technologies and products.

    PROVISION FOR INCOME TAXES

    The effective tax rates for the years ended June 30, 1997 and 1996 were 37% and 38%, respectively. The Company realized a tax benefit of $410,000 in 1995 on an effective tax rate of 39% due to a pre-tax loss. The reduced effective tax rate in fiscal 1997 and fiscal 1996 compared to the respective previous year was primarily due to the amount of foreign taxable earnings in countries with considerably lower effective rates, thereby reducing the Company's overall tax rate.

    QUARTERLY RESULTS

    The following table sets forth certain unaudited operating results for each of the eight quarters in the two year period ended June 30, 1997. This information has been prepared by the Company on the same basis as its audited, consolidated financial statements, and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly this information when read in conjunction with the Company's audited, consolidated financial statements and the notes thereto.

    The Company's results of operations have fluctuated on a quarterly basis. The Company's expenses, with the principal exception of sales commissions and certain components of cost of revenue, are generally fixed and do not vary with revenue. As a result, because the Company's plans and commitments of resources are in advance of its planned revenue level, any shortfall of actual revenue in a given quarter would adversely affect net earnings for that quarter by a significant portion of the shortfall. See "Risk Factors--Fluctuations in Quarterly Operating Results."

                               QUARTERLY RESULTS

                                                                        THREE MONTHS ENDED
                                  ----------------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,     SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,
                                     1995        1995       1996        1996         1996        1996       1997        1997
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.....................   $   9,819   $  11,571  $  11,165   $  13,204    $  12,690   $  16,537  $  15,358   $  21,187
Cost of revenue.................       3,799       3,568      3,758       4,553        4,543       5,395      5,405       7,097
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Gross margin..................       6,020       8,003      7,407       8,651        8,147      11,142      9,953      14,090
Operating expenses
  Selling, general, and
    administrative..............       4,730       5,757      5,410       6,514        6,555       8,099      7,994       9,953
  Research and product
    development.................         857         762        968       1,086        1,100       1,353      1,501       1,705
  Restructuring and other
    unusual charges.............         506      --         --          --           --          --         --          --
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
  Total operating expenses......       6,093       6,519      6,378       7,600        7,655       9,452      9,495      11,658
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Operating income (loss).........         (73)      1,484      1,029       1,051          492       1,690        458       2,432
Other income (loss), net........          53          62         46          60           72          33         18         (16)
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Income (loss) before income
  taxes.........................         (20)      1,546      1,075       1,111          564       1,723        476       2,416
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Provision (benefit) for income
  taxes.........................          (8)        618        430         364          217         651        183         865
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Net income (loss)...............   $     (12)  $     928  $     645   $     747    $     347   $   1,072  $     293   $   1,551
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
Earnings per share..............   $    0.00   $    0.17  $    0.11   $    0.12    $    0.06   $    0.18  $    0.04   $    0.24
Weighted average common and
  common share equivalents
  outstanding...................       5,450       5,556      5,714       6,008        5,989       6,066      6,600       6,554
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------
                                  -----------  ---------  ---------  -----------  -----------  ---------  ---------  -----------

    LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations decreased to $2.5 million in fiscal 1997 from $6.9 million in fiscal 1996 and $3.0 million in fiscal 1995. Cash provided by an increase in earnings in fiscal 1997 was offset by an increase in trade accounts receivable. Trade accounts receivable days sales outstanding were 95 days at June 30, 1997 in comparison to 76 days and 97 days at June 30, 1996 and 1995, respectively. For all three years presented, cash provided by operations was used primarily to fund software development costs and to purchase computer equipment. In 1997, cash provided by operations also was used in connection with the Company's acquisition activities. Cash at June 30, 1997 decreased to $2.3 million from $6.8 million at June 30, 1996 and $4.5 million at June 30, 1995.

    Working capital was $7.9 million at June 30, 1997 compared to $7.5 million and $6.4 million at June 30, 1996 and 1995, respectively. The increase in working capital in fiscal 1997 is primarily attributable to the increase in trade accounts receivable resulting from the 44% revenue growth and increase in days sales outstanding. The increase in working capital in fiscal 1996 was primarily due to the increase in cash and cash equivalents as a result of positive cash flow for the year. For both fiscal 1997 and fiscal 1996, the increase in current assets was partially offset by the increase in deferred revenue due to the increased Symix customer base and renewed service contracts.

    In addition to its present working capital, the Company has with a bank a $6.0 million unsecured revolving line of credit that expires in fiscal 1999. As of June 30, 1997, no amounts were drawn under the line of credit. The Company anticipates that the proceeds of the offering together with cash on hand, cash flow from operations and the bank line of credit will be sufficient to satisfy expected cash needs for the next 12 months.

    Symix has entered into a definitive agreement to acquire Pritsker, which markets advanced planning and scheduling and simulation software to mid-market manufacturers. Pursuant to this agreement, (i) Pritsker will be merged with and into a wholly-owned subsidiary of the Company, (ii) each share of Pritsker common stock will be converted into the right to receive 0.170108 Common Share of the Company and (iii) each share of Pritsker preferred stock will be converted into the right to receive $5.23 plus accrued and unpaid dividends. Each unexercised option and warrant for Pritsker Common Stock will be assumed by Symix and converted into the right to acquire that number of Common Shares of the Company to which the holder would have been entitled if such holder exercised the option or warrant immediately prior to the Merger. If approved by the Pritsker shareholders, it is expected that the Merger will be consummated on November 21, 1997. In connection with the Merger, it is currently estimated that the Company will incur a nonrecurring charge of approximately $6.4 million relating to the write-off of acquired in-process technology of Pritsker, which will occur in the quarter in which the Merger is completed. See "Risk Factors--Risks Related to Acquisitions" and the Pro Forma Condensed Consolidated Financial Statements (Unaudited) as of June 30, 1997, starting on page F-35 in this Prospectus.

                                    BUSINESS

    Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software solution that addresses the Enterprise Resource Planning ("ERP") requirements of mid-market (up to $350 million in annual revenues) discrete manufacturers and individual manufacturing sites of larger manufacturers. Historically, manufacturers have implemented ERP systems to achieve improvements in manufacturing operations and related cost reductions. Today, manufacturers increasingly face global competition, the challenges of managing multinational and multi-site operations and more demanding customer service requirements. In response to this complex business environment, manufacturers have begun to focus on customer interaction, which requires further integrating customer requirements into the overall fulfillment cycle. Business software solutions must not only deliver the operational improvements of traditional ERP, but must also provide capabilities to enhance customer interaction and improve revenue performance. Mid-market manufacturers generally are constrained by limited financial and technological resources; nevertheless, they require ERP solutions that offer a high degree of flexibility and functionality and can integrate customers with business processes. Through its Customer Synchronized Resource Planning ("CSRP") approach, the Company delivers to mid-market manufacturers a cost-effective ERP solution that facilitates a shift in focus from manufacturing-centric planning to customer-centric planning.

    CSRP incorporates and extends traditional ERP functionality to integrate customer requirements into manufacturers' core business processes. The Company's primary ERP product, SyteLine, improves manufacturers' performance with respect to customer service, planning and materials management, production management and enterprise administration. SyteLine operates across a wide range of hardware platforms using the Windows NT and UNIX operating systems. In addition, Symix offers complementary software capabilities including: configuration, which integrates the customer with the order process to increase the quality of complex product orders; field service, which improves the quality and efficient delivery of field service and support; advanced planning and scheduling, which allows manufacturers to optimize scheduling of production operations to improve customer satisfaction and on-time delivery while reducing the manufacturers' and their customers' inventory carrying costs; electronic commerce, which facilitates communication between businesses and their customers and suppliers; on-line analytical processing, which aids in decision-making by providing comprehensive analysis of operational data stored by SyteLine; and enterprise process documentation, which speeds the implementation of ERP systems and facilitates the execution of ISO 9000 quality initiatives. The Company's CSRP approach provides highly integrated, client-focused, software solutions that address the critical business needs of mid-market manufacturers.

    Symix offers a wide range of services, including project management, implementation, product education, technical consulting, programming services, system integration and maintenance and support. Symix works with consulting firms and third party vendors to deliver integrated CSRP solutions. The Company has focused its products and services on the following vertical markets: industrial equipment, fabricated metals, electronic equipment, furniture/fixtures and packaging and containers.

    The Company has more than 2,900 customer sites, which it services and supports through a worldwide network of 20 offices in 14 countries.

INDUSTRY BACKGROUND

    Manufacturers are increasingly subject to global competitive pressures. At the same time, customer requirements are becoming increasingly complex. Manufacturers must manage larger product portfolios, shorten product development and delivery cycles, reduce inventory levels, respond to customers' customization demands and implement complex multinational manufacturing and distribution strategies. In response, manufacturers have turned to business process reengineering and to ERP solutions to improve operational efficiency and to manage resources across the enterprise. According to Advanced Manufacturing Research, the worldwide ERP software marketplace will grow to approximately $9.6 billion in 1997 from an estimated $7.2 billion in 1996. Market growth through the year 2000 is estimated to exceed 30% per year.

    Traditional ERP systems enable the collection, management and integration of data concerning component procurement, inventory management, manufacturing control, distribution, finance and other functions with the goal of improving the efficiency of manufacturing production. Increasingly, manufacturers look for functionality and flexibility beyond the scope of traditional ERP systems and seek to manage the collection and integration of all information that flows to and from customers, suppliers and business partners.

    Mid-market manufacturers are impacted by the increasingly dynamic and competitive manufacturing environment and must address their needs for functionality and flexibility with limited staff and technical and financial resources. Such manufacturers require an affordable ERP system that incorporates broad functionality, is easy to install and maintain and can be rapidly deployed. The ERP system is the most important application system for the mid-market manufacturer, but the operational efficiencies gained from a traditional ERP system alone are no longer sufficient to maintain a competitive advantage. Mid-market manufacturers' ability to synchronize individual customer preferences with their production and planning systems will be critical to their success.

    As mid-market manufacturers expand their focus from the traditional ERP goal of improving operational efficiency to the goal of identifying and assessing customer needs and preferences and incorporating such information into the resource planning decision, the requirements placed on their ERP systems will increase. Mid-market manufacturers must evolve from a manufacturing-centric business model that focuses solely on improving operational efficiency to a customer-centric business model that incorporates customer needs into the order fulfillment process.

THE SYMIX SOLUTION

    Symix designs, develops, markets and supports a fully integrated manufacturing, planning and financial software solution that addresses the ERP requirements of mid-market manufacturers. Symix's CSRP approach creates a competitive advantage for manufacturers by integrating all aspects of their operations to satisfy customers' demands. The CSRP approach enhances and extends ERP and integrates customers into manufacturers' core planning and delivery processes by aligning customer requirements with manufacturers' sales, marketing, engineering, manufacturing and customer service resources.

    The Company combines its primary ERP system, SyteLine, with complementary products to deliver CSRP solutions. Symix delivers a combination of technology, functionality and services to enable manufacturers to implement rapidly a solution that integrates customer needs and requirements into manufacturers' business planning and execution systems. The Company believes its approach results in enhanced customer relationships, increased productivity, improved operating efficiency and lower total cost of ownership. The benefits to manufacturers using the Symix solution include the following:

    IMPROVED CUSTOMER RELATIONSHIPS. CSRP integrates customer requirements with manufacturers' sales, marketing, engineering, manufacturing and customer service information, resulting in more accurate planning and scheduling decisions, rapid response times, better on-time deliveries, improved order fulfillment and improved field service delivery, thereby providing greater customer satisfaction.

    REDUCED TOTAL COST OF OWNERSHIP. The Company's solutions are designed to minimize the total cost of implementing, operating and maintaining ERP systems and to maximize operating efficiency. Symix's software runs on standard hardware platforms, providing users with the flexibility to leverage existing technology systems and to optimize system configurations. The modular design of the Company's software allows manufacturers to implement systems quickly and easily and provides the flexibility to add additional functionality or change business process models as customer needs and business requirements change.

    REDUCED TIME TO BENEFIT. The Company believes its ability to implement its software solution rapidly and reduce manufacturers' time to benefit is a key competitive advantage. The Company reduces implementation time in three ways. First, Symix employs a structured implementation methodology that separates the solution implementation process into distinct and manageable phases, ensuring coordination throughout the implementation process. Second, the Company's proprietary business process modeling tool enables customers to map the appropriate systems and procedures necessary to increase the speed of the deployment process. Third, Symix maintains strategic relationships with numerous business partners, which enable the Company to provide a solution that addresses manufacturers' software, hardware and MIS needs in an integrated fashion with minimal customer disruption.

STRATEGY

    The Company's objective is to be a leading provider of CSRP solutions to mid-market discrete manufacturers. The key components of the Company's strategy include:

    EXPAND CSRP SOLUTIONS. The Company believes its CSRP approach affords manufacturers unique competitive advantages by enabling them to drive business processes with real-time customer information. Implementing a CSRP solution increases product accuracy, decreases delivery times and improves operational efficiency. More importantly, CSRP provides the infrastructure to create customized solutions that improve customer satisfaction. The Company is committed to continuing its CSRP approach.

    STRENGTHEN MID-MARKET LEADERSHIP POSITION. The Company believes that it is a leading provider of ERP solutions to mid-market manufacturers and that its CSRP solutions strengthen its market position. The Company has more than 2,900 customer sites, which it services and supports through a worldwide network of 20 offices in 14 countries. The Company intends to leverage its technology and customer base to enhance its leadership position in its targeted vertical markets and to pursue new vertical markets in which it has expertise.

    EMBRACE OPEN TECHNOLOGY. The Company's CSRP approach emphasizes the use of open technology, which supports the integration of customer information into the enterprise planning and development process. Open technology makes CSRP practical. The Company's development efforts are focused on open client/server-based solutions that use common communication protocols and common interface standards to allow interoperability and the integration of technologies and applications. The Company will continue to concentrate its development resources on open platforms.

    PURSUE STRATEGIC PARTNERSHIPS. The Company will continue to provide the tools, techniques, methodologies and other elements required to simplify the task of implementing and supporting software solutions. Symix intends to pursue this strategy through alliances with industry leading partners and/or acquisitions of new technology.

    EXPAND MARKET PENETRATION THROUGH CONSULTING PARTNERS. The development of existing and new partnerships with major regional accounting and consulting firms is an important tool in the generation of sales leads for the Company. Symix has formed alliances with consulting partners, including Arthur Andersen, Deloitte & Touche and Grant Thornton, to promote the Company's products. The Company believes that these and other new alliances will continue to provide access to key decision makers in the Company's target markets.

PRODUCTS

    Symix's ERP products are SyteLine and SYMIX Version 4.0. SyteLine is the Company's client/server-based product that was rearchitected and developed from SYMIX Version 4.0. SyteLine encompasses all of the functionality of SYMIX Version 4.0 but also provides full client/server and graphical user interface ("GUI") features, multi-site capabilities and enhanced international financial reporting. The preferred operating system for SyteLine is Windows NT, although it is compatible with UNIX. In fiscal 1997, SyteLine accounted for a majority of the Company's software license fee revenues.

    SYMIX Version 4.0 targets manufacturers using stand-alone UNIX and Windows NT operating systems who are not ready to implement a newer client/server environment and international customers in countries where infrastructure issues limit the ability to implement client/server systems. Symix will continue to support and enhance SYMIX Version 4.0 for at least the next two fiscal years. Although some of Symix's complementary products are not compatible with SYMIX Version 4.0, the Company allows customers who are using SYMIX Version 4.0 and prior versions and who are current on maintenance fee payments to upgrade to SyteLine at no additional license fee charge. All complementary products are compatible with SyteLine.

    In addition to SyteLine and SYMIX Version 4.0, the Company offers complementary software products, including SyteSelect, a rules-based order configurator that enhances the speed and accuracy of complex order fulfillment; SytePower, a data analysis tool that provides the capability to distill business intelligence from data warehouses; SyteGuide, a business process modeling and flow charting tool that enables quality systems implementation and ISO 9000 compliance; and SyteEDI, an electronic commerce software application designed to deliver customer- and supplier-focused business-to-business communications solutions. The Company also is in the process of developing SyteService, a field service management software product that is integrated with SyteLine. SyteService is based on Symix's stand-alone FieldPro product. FieldPro enables field service organizations to schedule and dispatch field service technicians, maintain warranty and service history and update purchasing and inventory records. FieldPro is specifically targeted at high technology and office equipment service organizations. In addition, the Company has entered into a definitive agreement to acquire Pritsker, a world-wide provider of open client/server manufacturing, planning and scheduling software and interactive simulation software.

    SyteLine and SYMIX Version 4.0 are written in PROGRESS, which provides manufacturers with reporting and development tools that have significant flexibility. The Company receives revenues from the resale of PROGRESS. Symix also offers other PSC products, including PROGRESS 4GL tools and Relational Database Management System ("RDBMS"). See "Risk Factors--Dependence on PROGRESS."

    The following table shows the integration of Symix's products into its CSRP solution:

                                     [LOGO]

    SYTELINE AND SYMIX VERSION 4.0. SyteLine and SYMIX Version 4.0 support manufacturers' core business processes. The functional components of the application packages include the following:

    CUSTOMER SERVICE. Customer service applications enable manufacturers to estimate, configure and accept orders accurately and rapidly. The estimating capabilities help manufacturers standardize all customer quoting activity, access such information on-line and generate reports for analysis and customer reporting. Customer service applications enable manufacturers to perform extensive pricing and sales analysis and to handle on-line most customer inquiries such as product availability, order status, receivable status or discounts.

    PLANNING AND MATERIALS MANAGEMENT. Planning and materials management applications enable manufacturers to plan capacity and material availability for each manufacturing site, including conversion of customer orders into bills of material and job routings, management of plant capacity to meet anticipated demand while minimizing expedited orders, timely incorporation of changes from customers and product engineers and inventory management to reduce carrying costs while managing material availability for scheduled productions.

    PRODUCTION MANAGEMENT. Production management applications enable manufacturers to select three manufacturing production control methods to match the level of control and diversity desired: work orders, production scheduling and just-in-time production management. These three production environments can be maintained simultaneously, providing a manufacturer with flexibility to mix and match different production methods. For example, a manufacturer may select production scheduling as the production method for the final assembly and just-in-time production management for the subassemblies.

    ENTERPRISE ADMINISTRATION. The enterprise administration financial management tools are tightly integrated with production operations and capture the required transactions in a form that supports flexible analysis across all business locations. The system provides various costing alternatives, including work order costing and period-based costing, and allows for actual and standard cost analysis. Through enhanced multi-currency capabilities, the financial tools provide flexible consolidation modeling and analysis for multinational manufacturers.

    COMPLEMENTARY PRODUCTS. The Company sells complementary products that expand the breadth of functionality of the Symix ERP products. These products have been developed by Symix internally and in coordination with third party software vendors.

    SYTESELECT. SyteSelect is an interactive product configuration software application that was specially designed for and integrated with SyteLine. SyteSelect was developed in conjunction with Trilogy Development Group, a provider of client/server sales and marketing software. SyteSelect provides manufacturers with the ability to configure, estimate, order and price complex products and services. Once the order and product are configured, the data is sent to production where bills of material and job routing instructions are automatically generated. SyteSelect is written in the C++ programming language and operates in a Windows NT operating environment. SyteSelect was released in September 1997.

    SYTEPOWER. SytePower is a data analysis product utilizing Online Analytical Processing tools from Cognos Corporation, an industry leader in business intelligence software tools. SytePower is an interactive, graphical data access and analysis solution that provides manufacturers a flexible, multi-dimensional view of business and operating data stored in SyteLine and SYMIX Version 4.0. SytePower was released in December 1996.

    SYTEGUIDE. SyteGuide is a business process modeling tool that provides custom enterprise modeling to speed SyteLine and SYMIX Version 4.0 deployment and to provide a base for business process improvement initiatives such as ISO 9000. SyteGuide, which is comprised of a comprehensive set of implementation focused programs, resources and tools, was released in June 1997.

    SYTEEDI. SyteEDI is an electronic commerce software application product that delivers customer and supplier focused business-to-business communication solutions for SyteLine customers. SyteEDI was developed in conjunction with Sterling Commerce, Inc., an industry leader in electronic commerce solutions. SyteEDI is integrated with SyteLine and was released in September 1997.

    SYTESERVICE. SyteService is a service management application software that supports manufacturers' service businesses more efficiently and profitably through manpower scheduling, contract management, remote field service communications and inventory and purchasing tracking. SyteService is based on the Company's stand-alone FieldPro product, which is scheduled to be integrated with SyteLine during fiscal 1998. SyteService is written in the C++ programming language and operates in a Windows NT operating environment.

    FIELDPRO. FieldPro is a service management application software product that supports the manufacturer's service business more efficiently and profitably through manpower scheduling, contract management, remote field service communications and inventory and purchasing tracking. FieldPro is written in the C++ programming language, operates in a Windows NT environment and utilizes the Microsoft SQL Server database. FieldPro was acquired by Symix as a result of its acquisition of Visual Applications Software, Inc. in January 1997. FieldPro is marketed and sold under a separate and stand-alone business unit within Symix, the CIT Division. The CIT Division focuses on selling FieldPro to high technology and office equipment service operations. As of June 30, 1997, there were 21 employees in the CIT Division.

    PRITSKER PRODUCTS. The Company has signed a definitive agreement to acquire Pritsker, which markets two advanced planning and scheduling products, OrderLinks and FACTOR, and simulation software. The Company intends to integrate OrderLinks with SyteLine and to continue to sell each of Pritsker's products on a stand-alone basis.

    ORDERLINKS. OrderLinks is an advanced planning and scheduling system that develops realistic and synchronized production plans and schedules that simultaneously consider the multiple constraints and limitations of the production environment.

    FACTOR. FACTOR is a finite capacity scheduling system designed to interface with ERP and shop floor data collection systems.

    SIMULATION. Simulation software allows managers and engineers to predict the effects of recommended changes to manufacturing and other systems before they are implemented. Pritsker's simulation products include FACTOR/AIM, a manufacturing-oriented simulation system; AweSim, a general purpose simulation system; and PACKAGING, a software product specifically designed to model and evaluate high speed, high volume container filling and manufacturing systems.

    OTHER PRODUCTS. Other products include Automated Data Collection and the Computer Aided Design Interface, which interface with SyteLine and SYMIX Version
4.0. The Automated Data Collection interface incorporates bar code technology to record movement of items from the plant floor, track receipt or shipment of items, perform cycle counting and generate physical inventories. To assist manufacturers using CAD, the Company offers its Computer Aided Design Interface, which provides bi-directional import and export capabilities.

SERVICES AND SUPPORT

    The Company offers a full range of services that allow its customers to maximize the benefits of the Company's software products, including project management, implementation, product education, technical consulting, programming services, system integration and maintenance and support. The Company's services are priced separately, and fees for its services generally are not included in the price for its software product. Fees for maintenance and support services generally are billed 12 months in advance while all remaining consulting, education and programming services generally are billed as incurred.

    The Company considers its ability to implement its software solution rapidly a key competitive factor. The Company's professional services organization, which employs approximately 80 consultants and managers, uses a structured implementation methodology known as "RAPID FOCUS," which divides a customer's implementation into distinct phases: planning and installation, education and business system simulations, development of operating procedures, conversion planning, end-user training and cutover and post implementation evaluation. The Company offers both on-site and classroom training. Classroom training is available in nine different Company facilities throughout the world.

    In addition to the consultants employed directly by the Company, customers can receive consulting services from the Company's approximately 40 business partners. The Company also has actively established relationships with consulting firms to provide additional support in project management, implementation and system integration services for customers. The Company views these relationships as an important source of future leads for prospective customers.

    Although the Company attempts to minimize customization of its software products, the Company does provide professional programming services to modify its software products to address specific customer requirements. These modifications may include designing and programming complete applications or integrating the Company's software products with legacy systems.

    Maintenance and support services are available to all customers using an active release of the Company's software products. Maintenance and support services include product enhancements and updates, free upgrades to new versions, telephone support during extended business hours, full-time emergency support and access to the Company's customer support module on the Company's home page on the Internet. The price for maintenance and support services is based on a percentage of the list price of the Company's software product at the time the license is purchased. Fees for maintenance and support services are billed 12 months in advance, and revenue is deferred and recognized ratably over the term of the maintenance and support agreement.

SALES AND DISTRIBUTION

    The Company currently licenses SyteLine and SYMIX Version 4.0 based on a license fee for each concurrent session or concurrent execution of its software products. The Company receives additional license fee revenue whenever a customer increases the number of concurrent sessions, usually as a result of the growth of the customer's business or expansion to other sites. Both SyteLine and SYMIX Version 4.0 use an encrypted key that allows the customer to use only the number of concurrent sessions for which the customer has received a license.

    Sales leads are generated through a combination of in-house telemarketing, leads from consulting partners, advertising, trade shows and direct calls by sales staff. The Company sells its products and services through both a direct sales force and approximately 40 business partners. The Company currently maintains 20 sales and support offices worldwide: nine in North America, eight in Asia Pacific and three in Europe. During the fiscal year ended June 30, 1997, the Company's worldwide sales organization increased from 139 to 212 employees. Symix's business partners in North America target the lower end of the mid-market manufacturing sector while its business partners in Asia Pacific and Europe are primarily responsible for a geographic region or country.

    The operations of two former business partners in Australia and the Netherlands were acquired by the Company in 1996 and converted to sales and distribution subsidiaries. The Company also completed the acquisition of a French company in 1996, which now is a sales and distribution subsidiary of the Company. The French subsidiary currently has existing customers who use a French localized version of a manufacturing software product that is no longer being enhanced by the software vendor. The French subsidiary has full rights to this localized product and currently realizes approximately $4.0 million in annual revenue from services and support. The French subsidiary is targeting existing and new customers with a localized version of SyteLine.

    With new subsidiaries in France, Australia and the Netherlands, and with continued growth in key areas such as Japan, China and Singapore, the Company believes international sales will account for an increasing percentage of its total sales over the next several years. The Company's foreign operations are subject to certain risks and uncertainties. See "Risk Factors--International Operations and Currency Fluctuations."

    The amount of net revenue, operating income and identifiable assets attributable to each of the Company's geographic areas for fiscal 1997 were as follows:

                                                          NORTH AMERICA   ASIA/PACIFIC  EUROPE
                                                          --------------  -----------  ---------
                                                                      (IN THOUSANDS)
Net revenue.............................................    $   49,389     $   8,259   $   8,124
Operating income........................................    $    4,035     $     410   $     627
Identifiable assets.....................................    $   32,531     $   5,766   $   5,955

    In addition to business partners and third party consultants, hardware vendors continue to be an important source of sales leads. The Company has entered into cooperative marketing programs with International Business Machines Corporation and Data General Corporation and has informal marketing relationships with other hardware vendors such as Hewlett-Packard Company, Unisys Corporation and Digital Equipment Corporation. The Company has responsibility for providing support for its software to its customers under each agreement, and the various hardware vendors are responsible for their products. See "Risk Factors--Reliance on Third Party Distribution Channels."

PRODUCT DEVELOPMENT

    Symix devotes a significant percentage of its resources to identifying manufacturers' needs, developing new features and enhancements to existing products and designing and developing new products. New products, updates and enhancements are developed by the Company's internal development staff. The Company's practice is to release updates and major enhancements on a regular basis. The Company works closely with manufacturers and business partners to improve and enhance its products.

    Research and product development expenses, including amounts capitalized were $8,759,000, $5,963,000 and $5,163,000 for the fiscal years ended June 30,
1997, 1996 and 1995, respectively. Capitalized software expenditures were $3,100,000, $2,290,000, and $1,419,000 for the same respective periods and were capitalized in accordance with the Statement of Financial Accounting Standards No. 86. Amortization of capitalized software costs are included in cost of revenue. The Company generally retains the right to remarket specific modifications developed by its programming services group in or with future product releases.

COMPETITION

    The market for ERP software is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. The Company has a large number of competitors that vary in size, computing environments and overall product scope. Within its market, the primary competition comes from independent software vendors in two distinct groups: (i) large system developers who are moving into the Company's market, including Baan, J.D. Edwards, Oracle, PeopleSoft and SAP, and (ii) traditional mid-market competitors, including Data Works Corporation, Effective Management Systems, Inc., Fourth Shift Corporation and QAD, Inc.

    The Company believes that the most important considerations for potential customers for its software products are product functionality, open systems and client/server technology, ease of use and graphical interface, rapid installations, competitive pricing, corporate reputation, reliability and quality of technical support, documentation and education and size of installed user base. The Company further believes that it competes favorably in these areas. See "Risk Factors--Competition."

PROPRIETARY TECHNOLOGY

    The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. The Company regards its products as proprietary trade secrets and confidential information. The Company relies largely upon its license agreements with customers; distribution agreements with distributors; and its own security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of its products. The Company seeks to protect its programs, documentation and other written materials under copyright law. In addition, SYMIX is a registered trademark and SyteLine, SyteSelect, SytePower, SyteService, SyteGuide, FieldPro and SyteEDI are trademarks of the Company. None of the Company's products is patented.

    There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. Preventing or detecting unauthorized use of the Company's products is difficult. The Company also relies on certain other technology which it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. See "Risk Factors--Limited Protection of Proprietary Technology; Risks of Infringement; Use of Licensed Technology."

    The Company has in the past and may in the future resell certain software that it licenses from third parties and jointly develop software in which it will have co-ownership or cross-licensing rights. See "Business--Products."

EMPLOYEES

    As of June 30, 1997, the Company employed 488 persons, including 160 in North American sales and service operations, 124 in development and support, 131 in international operations and 73 in marketing and administration. None of the Company's employees is represented by a labor union. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company's corporate headquarters and principal administrative, product development, and sales and marketing operations are located in approximately 70,000 square feet of leased office space in Columbus, Ohio. The lease agreement commenced in July 1991 and will expire on June 30, 2001. The lease agreement provides for an annual base rent of approximately $1 million. Additionally, the Company has 20 leased sales and support offices throughout the United States and elsewhere.

LEGAL PROCEEDINGS

    The Company is subject to legal proceedings and claims which arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, management does not believe the outcome of any of these legal matters will have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as to the directors and executive officers of Symix:

NAME                              AGE                      POSITIONS WITH THE COMPANY
----------------------------      ---      ----------------------------------------------------------

Lawrence J. Fox.............          41   Chairman of the Board and Chief Executive Officer

Stephen A. Sasser...........          48   President, Chief Operating Officer and a Director

Stephen A. Yount............          42   Vice President of Americas Sales and Service

Lawrence W. DeLeon..........          42   Vice President, Chief Financial Officer and Secretary

Otto Offereins..............          51   Vice President of Development and Support

Robert D. Williams..........          42   Vice President of Human Resources

Catherine K. DeRosa.........          36   Vice President of Marketing

Jorge Lopez.................          42   Vice President of Development/Strategic Planning

Larry L. Liebert............          52   Director

John T. Tait................          49   Director

Duke W. Thomas..............          60   Director

James A. Rutherford.........          51   Director

    Mr. Fox founded Symix in 1979 as a sole proprietorship. He has held his present offices since Symix was incorporated in 1984. He also served as Treasurer until 1989.

    Mr. Sasser joined the Company in July 1995 as President and Chief Operating Officer. He has served as a director of the Company since July 1995. From October 1994 to June 1995, Mr. Sasser served as Vice President of International Operations for Trilogy Development Group, a provider of client/server sales and marketing software. From August 1992 to October 1994, Mr. Sasser was Group Vice President of the Systems Management Division and Pacific Rim Operations of Legent Corporation, a provider of systems management software products and services ("Legent"). From April 1987 through its acquisition by Legent in 1992, Mr. Sasser served as President of the Data Center Management Division of Goal Systems International, Inc. ("Goal Systems"), which designed, developed, and marketed systems management software products.

    Stephen A. Yount joined the Company in May 1996 as Vice President of America's Sales and Services. From 1995 to May 1996, he was Vice President of Sales at Tyecin Systems, a provider of client-server manufacturing software for the semi-contractor market. From 1993 to 1995, Mr. Yount served as Vice President of Sales and Services at Neuron Data, a client-server application development software company. From 1987 to 1993, he served in various senior sales positions at Legent, including Regional Vice President of Sales, Vice President of Sales and Director of Sales, Western Region.

    Lawrence W. DeLeon joined Symix in August 1995 as Vice President, Chief Financial Officer and Secretary. From 1991 to August 1995, Mr. DeLeon served in various capacities at Legent, including Treasurer for Goal Systems, Europe Vice President--Finance and Administration and Vice President-- Central Europe. From 1988 to 1991, Mr. DeLeon was Chief Financial Officer for Thunderbird Products Corporation, a boat manufacturer.

    Otto Offereins joined the Company in September 1995 as Vice President of Development and Support. He was Vice President and General Manager of Client Product Server Division of Legent from July 1994 to August 1995. From July 1992 to July 1994, Mr. Offereins served as Vice President of Support and Development for the Systems Management Division of Legent. From March 1991 to July 1992, he served as Vice President of Development and Support--Research and Development Division of Legent. Prior to March 1991, he was Executive Vice President of Operations for Syntelligence Corporation, a software company specializing in financial risk assessment.

    Robert D. Williams joined the Company in September, 1995 as Vice President of Human Resources. Prior to that time, he served as Director, Human Resources/Associate Relations of Legent from August 1992 to August 1995. From March 1990 to August 1992 he was Executive Director of Human Resources and Administrative Services of Goal Systems.

    Catherine K. DeRosa joined the Company as Director of Product Marketing in August 1994. She has served the Company in the position of Vice President of Marketing since January 1996. Prior to joining Symix and from 1992 to August 1994, Ms. DeRosa served as an independent consultant to several major technology companies in the Silicon Valley. From 1989 to 1992, Ms. DeRosa served as a Senior Consultant with Price Waterhouse, a major accounting and consulting firm. She also has held a variety of positions with Micro Card Technologies, Inc., an electronic components manufacturer and Texas Instruments Inc., a leader in semi-conductors and electronics. Ms. DeRosa is a Certified Public Accountant and received a masters in business administration degree from the Harvard Business School.

    Jorge Lopez joined the Company in November 1996 as Vice President of Corporate Development/ Strategic Planning. From 1995 to November 1996, Mr. Lopez served as Vice President of Marketing for Salesoft Inc., a provider of automated sales and marketing software. From 1989 to 1995, Mr. Lopez served as Vice President of Strategic Alliances for Avalon Software, Inc. an enterprise resource planning software and services company. Prior to that time, Mr. Lopez held various marketing and technical positions with International Business Machines Corporation.

    The executive officers of the Company are appointed by and serve at the pleasure of the Symix Board of Directors. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was so appointed.

    Mr. Liebert has served as a director of the Company since 1993. He has been the Chairman and Chief Executive Officer of L Corporation, a parent/holding company for selected businesses in the wholesale, distribution and manufacturing industries, since it was formed in 1990. From 1965 to 1987, Mr. Liebert held various positions at Liebert Corporation, an international manufacturer and distributor of computer support systems products, including President from 1981 to 1987 and Chairman of the Board from 1984 to 1987. In 1987, Liebert Corporation was acquired by and became a subsidiary of Emerson Electric Company, which designs, manufactures and sells a broad range of electrical and electronic products and systems. Mr. Liebert served as an Emerson Group Vice President as well as Chairman of Liebert Corporation until 1990.

    Mr. Tait has served as a director of the Company since 1985. He has served of counsel to the law firm of Enz & Sequin since 1995. From 1990 until 1995, Mr. Tait served as the Managing General Partner of B.P.A. Consultants, an investment partnership in Columbus, Ohio. From 1987 until 1990, he was a partner of F.M.G., a financial consulting firm. Prior thereto, Mr. Tait served as Secretary and Treasurer of the Lowe Group, a financial services holding company.

    Mr. Thomas has served as a director of the Company since 1988. He has been a partner of Vorys, Sater, Seymour and Pease, a law firm based in Columbus, Ohio, for more than five years. Mr. Thomas is also a director of The Ohio Bar Liability Insurance Co.

    Mr. Rutherford has served as a director of the Company since 1995. He founded Wingset Inc., a private investment management corporation, and has served as its President since 1992. He was Chairman of the Board from 1988 to 1991 and Chief Executive Officer from 1988 to 1990 of Goal Systems. Mr. Rutherford is also a director of Ciber, Inc., a provider of information technology consulting services.

COMPENSATION OF DIRECTORS

    For the fiscal year ended June 30, 1997, the compensation arrangement between Symix and all directors who were not employees of Symix ("Outside Directors") was as follows: $500 for each Board meeting attended; and $1,250 per quarter. For the fiscal year ending June 30, 1998, it is anticipated that the compensation arrangement between Symix and the Outside Directors will remain the same. In addition, from time to time, the Outside Directors receive options to acquire Common Shares under the Symix Systems, Inc. Stock Option Plan for Outside Directors (the "Directors' Plan"). During the 1997 fiscal year, no options were granted under the Directors' Plan. Employee directors did not in fiscal year 1997, and will not in fiscal year 1998, receive any additional compensation for serving as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Symix Compensation Committee consisted during fiscal 1997 of Messrs. Tait, Liebert, Rutherford and Thomas, who are all of the non-employee members of the Symix Board of Directors. Mr. Thomas is a partner of the law firm of Vorys, Sater, Seymour and Pease. Symix used during fiscal 1997, and anticipates that it will continue to use, the services of such firm.

EXECUTIVE COMPENSATION

    The following table shows, as to the Chief Executive Officer and the other four most highly compensated executive officers of Symix whose salary plus bonus exceeded $100,000 (collectively, the "Named Officers"), information concerning compensation paid for services to Symix in all capacities during the fiscal year ended June 30, 1997, as well as the total compensation paid to each such individual for Symix's two previous fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal years).

                           SUMMARY COMPENSATION TABLE

                                                                                                  SECURITIES
                                                                                 OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION(S)                      YEAR  SALARY($)   BONUS($)  COMPENSATION($)   OPTIONS(1)   COMPENSATION($)
--------------------------------------------------  ----  ---------   --------  ---------------   ----------   ---------------

Lawrence J. Fox...................................  1997  $ 275,000     None        $48,791(2)      None           $33,029(3)
  Chairman and CEO                                  1996    256,661     None         44,972(4)      None            32,165(5)
                                                    1995    241,500     None        N/A             80,000          31,019(6)

Stephen A. Sasser.................................  1997  $ 225,427   $174,500      N/A             None           $ 5,682(7)
  President and COO                                 1996    220,000    180,000      N/A            540,000(8)        1,833(9)

Stephen A. Yount..................................  1997  $ 150,000   $ 76,271      $23,122(10)     None           $13,840(11)
  Vice President of Americas Sales and Services

Lawrence W. DeLeon................................  1997  $ 133,333   $ 91,000      N/A             20,000(12)     $ 4,950(9)
  Vice President, CFO and Secretary                 1996    105,573     69,360      N/A             80,000(13)       1,833(9)

Otto Offereins....................................  1997  $ 130,833   $ 69,190      N/A             None           $ 3,277(9)
  Vice President-- Development and Support          1996    102,865     58,060      N/A             80,000(13)       1,819(9)

------------------------

 (1) Adjusted to reflect the two-for-one stock split effective September 10, 1996.

 (2) Includes reimbursement of $17,052 for estimated taxes relating to compensation received by the named officer during fiscal year 1997, payment for automobile allowance for 11 months during fiscal year 1997 and club dues.

 (3) Includes $28,000 paid for the premiums on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $5,029.

 (4) Includes reimbursement of $13,331 for estimated taxes relating to compensation received by the named officer during fiscal years 1996 and 1995, payment for automobile allowance for 16 months during fiscal years 1996 and 1995 and club dues.

 (5) Includes $28,000 paid for the premiums on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $4,165.

 (6) Includes $28,000 paid for premium on split term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $3,019.

 (7) Includes $2,130 paid for the premiums on term life insurance on the named officer and Symix's matching contribution to the 401(k) Profit Sharing Plan of $3,552.

 (8) Includes 400,000 Common Shares covered by an option granted in January, 1996, and 140,000 Common Shares covered by an option granted in July, 1996, as compensation for services rendered in fiscal year ended June 30, 1996 and the achievement of certain financial performance objectives.

 (9) Represents Symix's matching contribution to the 401(k) Profit Sharing Plan for the named officer.

(10) Includes reimbursement of $8,081 for estimated taxes relating to compensation received by the named officer during fiscal year 1997, payment for relocation and club dues.

(11) Includes a reduction of $12,500 to the principal balance outstanding on a loan made by Symix to the named officer, and Symix's matching contribution of $1,340 to the 401(k) Profit Sharing Plan for the named officer.

(12) Includes 20,000 Common Shares covered by an option granted in July, 1997 for services rendered in fiscal year ended June 30, 1997 and the achievement of certain financial performance objectives.

(13) Includes 20,000 Common Shares covered by an option granted in July, 1996 for services rendered in fiscal year ended June 30, 1996 and the achievement of certain financial performance objectives.

    EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    Symix has an employment agreement dated July 5, 1995 with Stephen A. Sasser, President and Chief Operating Officer of Symix (the "Agreement"). The initial term of the Agreement extends to July 5, 1999. However, the Agreement provides for automatic renewal for one additional year each July 4 thereafter unless prior notice of non-renewal is given by Symix to Mr. Sasser at least 150 days, or by Mr. Sasser to Symix at least 120 days, before the expiration of the initial term or any extended term. Under the Agreement, Mr. Sasser agrees to serve as President and Chief Operating Officer of Symix. He further agrees to serve as a director of Symix and as an officer and/or director of any of Symix's subsidiaries if elected as such.

    The Agreement was amended by the parties in April, 1997 to provide for an annual base salary of not less than $242,000 and additional compensation pursuant to a bonus plan approved by the Compensation Committee of the Symix Board of Directors (with an annual target bonus opportunity of $174,500 for fiscal 1997 and $158,000 during the remaining term of the Agreement). Mr. Sasser met the target bonus opportunity of $174,500 for fiscal 1997.

    If Mr. Sasser's employment with Symix is terminated as the result of his death or disability (as defined in the Agreement), or by Symix for cause (as defined in the Agreement), then he will be entitled to receive his base salary through the date of termination and bonus compensation as provided for under the Agreement on a pro rata basis to the extent that Symix has achieved certain annual targets and objectives. In the event of termination of Mr. Sasser's employment by Symix other than for cause or disability (in each case, as defined in the Agreement) or by Mr. Sasser within one year after a "change in control" of Symix (as defined in the Agreement), in addition to the prorated base salary and bonus compensation previously described, Mr. Sasser will be entitled to receive an amount equal to his annual base salary, plus an amount equal to the highest bonus earned by him under the terms of the Agreement for any fiscal year prior to the date of termination, and other specified benefits. The Agreement also provides for the grant of two separate options covering 400,000 and 140,000 Common Shares, respectively, to Mr. Sasser as additional consideration. An option for 400,000 Common Shares was granted to Mr. Sasser effective in January, 1996. An option for an additional 140,000 Common Shares was granted to Mr. Sasser in July, 1996 pursuant to the terms of the Agreement.

    Under the Agreement, if any of the compensation or other benefits paid to Mr. Sasser upon termination of his employment by Symix without cause, or upon termination of his employment by Mr. Sasser within a year after a change in control of Symix, result in additional tax to him under Section 4999 of the Internal Revenue Code, then Symix is required to make an additional payment to him so as to provide Mr. Sasser with the benefits he would have received in the absence of such tax.

    The Agreement also requires Symix to maintain a policy of insurance on Mr. Sasser's life in the amount of $1 million, the proceeds of which policy to be payable upon his death to beneficiaries designated by Mr. Sasser or to his estate if no such designation is made.

    Symix has agreed to give at least six months prior notice of termination to Lawrence W. DeLeon in the event his termination occurs within a year after a change in control of Symix and, during such one-year period, Mr. DeLeon does not retain positions with Symix which are the same or comparable to those held by him prior to such change in control.

    In addition, awards of stock options to Symix employees, including the named executive officers, generally will vest upon a change in control of Symix (as defined in Symix employee stock option agreements).

    STOCK OPTION GRANTS AND EXERCISES

    The following table sets forth certain information with respect to stock options awarded during fiscal year 1997 to executive officers named in the Summary Compensation Table. These option grants are also reflected in the Summary Compensation Table. In accordance with Commission rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and Symix's future performance and prospects.

                   STOCK OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF STOCK
                                                                                                            PRICE APPRECIATION FOR
                                        # OF SECURITIES   % OF TOTAL OPTIONS      EXERCISE      ORIGINAL         OPTION TERM
                                          UNDERLYING     GRANTED TO EMPLOYEES       PRICE      EXPIRATION   ----------------------
NAME                                    OPTIONS GRANTED     IN FISCAL 1997      ($/SHARE)(1)      DATE        5%($)      10%($)
--------------------------------------  ---------------  ---------------------  -------------  -----------  ---------  -----------
Lawrence J. Fox.......................              0             N/A                N/A           N/A         N/A         N/A
Stephen A. Sasser.....................        140,000               38.7%         $   7.595       7/25/06   $ 668,704  $ 1,694,626
Stephen A. Yount......................        N/A                 N/A                N/A           N/A         N/A         N/A
Lawrence W. DeLeon....................         20,000(2)             5.5%         $   7.595       7/25/06   $  95,529  $   242,090
Otto Offereins........................         20,000                5.5%         $   7.595       7/25/06   $  95,529  $   242,090

--------------------------

(1) Represents the market price of the Common Shares on the date of grant.

(2) Does not include 20,000 Common Shares covered by an option granted in July 1997 for services rendered in fiscal year ended June 30, 1997 and the achievement of certain financial performance objectives. The option expires on July 28, 2007 and has an exercise price of $13 15/16 per Common Share.

    Options granted to Symix executive officers vest and become exercisable in increments of 25% on each anniversary of the grant date, provided the executive officer continues in the employ of Symix, and provided further that, upon the occurrence of certain change in control events (defined in the Symix stock option agreements) all such options will become fully vested.

    The following table shows the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each executive officer named in the Summary Compensation Table at the end of fiscal year 1997, and the value of all such options that were "in the money" (i.e. the market price of the Shares covered by the options was greater than the exercise price of the options) at the end of fiscal year 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                         FISCAL YEAR END OPTION VALUES

                                                                                  TOTAL NUMBER OF SHARES
                                                                                  UNDERLYING UNEXERCISED
                                                                                  OPTIONS HELD AT FISCAL
                                     NUMBER OF SHARES ACQUIRED                         YEAR END (#)
                                            ON EXERCISE         VALUE REALIZED   -------------------------
NAME                                            (#)                   ($)        EXERCISABLE/UNEXERCISABLE
-----------------------------------  -------------------------  ---------------  -------------------------
Lawrence J. Fox....................                  0                     0            128,000/60,000
Stephen A. Sasser..................                  0                     0           100,000/440,000
Stephen A. Yount...................                  0                     0             25,000/75,000
Lawrence W. DeLeon.................                  0                     0             15,000/65,000
Otto Offereins.....................                  0                     0             15,000/65,000

                                          TOTAL VALUE OF
                                     UNEXERCISED IN-THE-MONEY
                                      OPTIONS HELD AT FISCAL
                                           YEAR END ($)
                                     -------------------------
NAME                                 EXERCISABLE/UNEXERCISABLE
-----------------------------------  -------------------------
Lawrence J. Fox....................        $864,400/$404,900
Stephen A. Sasser..................      $768,700/$2,852,800
Stephen A. Yount...................        $107,000/$321,000
Lawrence W. DeLeon.................         $91,875/$353,725
Otto Offereins.....................         $91,875/$353,725

                              CERTAIN TRANSACTIONS

    Pursuant to an offer letter dated May 6, 1996, Symix made a loan of $100,000 (the "Loan") to Stephen A. Yount, Vice President of Americas Sales and Services at Symix, in February, 1997. Interest is payable on the Loan at the rate of 5% per annum. The Loan is secured by a second mortgage in favor of Symix on real property located in Franklin County, Ohio. The Loan is required to be paid in full no later than October 1, 2000, provided that, the principal amount of the Loan will be reduced cumulatively by increments of $12,500 on June 30 of each fiscal year from 1997 to 2000 for which Mr. Yount meets or exceeds 75% of the annual sales quota for new license revenue for Symix products assigned to him for such fiscal year. The principal amount of the Loan will be reduced to $50,000 immediately in the event Mr. Yount's employment with Symix and its subsidiaries is terminated by Symix and such subsidiaries. Mr. Yount exceeded 75% of his annual sales quota for new license revenue for fiscal year 1997.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table below sets forth information concerning the beneficial ownership of the Company's Common Shares as of November 3, 1997, and as adjusted to reflect the sale of shares offered hereby, for the following: (i) each person or entity known by the Company to own beneficially more than five percent of the Company's outstanding Common Shares (a "5% Shareholder"); (ii) each of the Company's current directors; (iii) each of the Named Officers; (iv) all executive officers and directors of the Company as a group; and (v) each Selling Shareholder. Unless otherwise noted, each 5% Shareholder can be reached at the principal offices of the Company.

                                                                               SHARES
                                                       BENEFICIALLY OWNED       BEING      BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING(1)     OFFERED        AFTER OFFERING
                                                     ----------------------  -----------  ----------------------
                                                      NUMBER OF               NUMBER OF    NUMBER OF
NAME                                                   SHARES         %        SHARES       SHARES         %
---------------------------------------------------  -----------  ---------  -----------  -----------  ---------
DIRECTORS, NAMED OFFICERS AND 5% SHAREHOLDERS:
  Lawrence J. Fox..................................   2,274,798(2)     38.84     30,925    2,243,873(2)     29.52
  John Tait........................................      15,000(3)     *         --           15,000(3)     *
  Duke W. Thomas...................................      40,638(4)     *         --           40,638(9)     *
  Larry L. Liebert.................................      20,000(4)     *         --           20,000(4)     *
  James A. Rutherford..............................     105,000(5)      1.79     50,000       55,000(5)     *
  Stephen A. Sasser................................     251,000(6)      4.29     --          251,000(6)      3.22
  Lawrence W. DeLeon...............................      44,000(7)     *         --           44,000(7)     *
  Otto Offereins...................................      35,000(7)     *         --           35,000(7)     *
  Stephen A. Yount.................................      25,000(8)     *         --           25,000(8)     *
  Kennedy Capital Management, Inc..................     539,400(9)      9.21     --          539,400(9)      7.14
  Roundwood Capital L.P............................     365,000(10)      6.23    365,000(10)     --         4.83
  Danaher Corporation..............................     119,075(11)      2.02    119,075      --          --
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (12
  PERSONS).........................................   2,830,436(12)     48.32     80,925   2,749,511       36.18

OTHER SELLING SHAREHOLDERS:

------------------------

 *  Represents less than 1% of the outstanding Common Shares of the Company.

 (1) Each beneficial owner has sole voting and investment power with respect to the Common Shares listed, except as otherwise noted. The number of Common Shares has been adjusted to reflect the two-for-one share split effective September 10, 1996.

 (2) Includes 148,000 Common Shares subject to options exercisable within 60 days, 1,999,024 Common Shares held directly by Mr. Fox and 127,774 Common Shares as to which Mr. Fox has shared voting and investment power with his wife.

 (3) Includes 15,000 Common Shares subject to options exercisable within 60 days.

 (4) Includes 20,000 Common Shares subject to options exercisable within 60 days.

 (5) Does not include 365,000 Common Shares held by Roundwood Capital L.P., of which Mr. Rutherford is a limited partner. Includes 20,000 Common Shares subject to options exercisable within 60 days.

 (6) Includes 235,000 Common Shares subject to options exercisable within 60 days.

 (7) Includes 35,000 Common Shares subject to options exercisable within 60 days.

 (8) Includes 25,000 Common Shares subject to options exercisable within 60 days.

 (9) As of September 19, 1997, based on information provided to the Company by Kennedy Capital Management, Inc. Kennedy Capital Management, Inc. is located at 425 North Ballas Road, #158, St. Louis, Missouri 63141.

(10) Based on information provided to the Company by Roundwood Capital L.P., 25800 Science Park, Cleveland, Ohio 44122.

(11) Shares to be acquired in the Merger.

(12) Includes 569,000 Common Shares subject to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 21,000,000 shares, of which 20,000,000 shares are Common Shares, each without par value, and 1,000,000 shares are preferred shares, each without par value. At June 30, 1997, there were approximately 5,856,000 Common Shares outstanding. No preferred shares are currently outstanding. The outstanding Common Shares are, and the shares to be issued in the offering will be, fully paid and nonassessable.

    Holders of Common Shares and preferred shares are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting power are able to elect all of the directors.

COMMON SHARES

    Holders of Common Shares are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to the rights of holders of any preferred shares that may be issued, as described below, and to any contractual restrictions on the payment of dividends. The Company currently intends to continue to retain its earnings for use in its business and to pay no cash dividends in the foreseeable future. See "Price Range of Common Shares and Dividend Policy."

    Under Ohio law and the Company's Amended Articles, the affirmative vote of the holders of shares entitled to exercise at least two-thirds ( 2/3) of the voting power is necessary for certain corporate actions, including merger or consolidation with another corporation, combination or majority share acquisition, sale or other disposition of all or substantially all of the Company's property and assets, voluntary dissolution of the Company or amendment of the Company's Amended Articles.

    Upon dissolution, liquidation or sale of all or substantially all of the assets of the Company, after payment in full of all amounts required to be paid to creditors and to holders of outstanding preferred shares, if any, the holders of Common Shares will be entitled to receive pro rata the remaining assets of the Company available for distribution.

    The holders of Common Shares do not have preemptive, subscription, redemption or conversion rights.

PREFERRED SHARES

    The Amended Articles authorize the Board of Directors to issue preferred shares from time to time in one or more series. The Board of Directors is authorized to fix and determine the relative rights and preferences of the shares of any series so established with respect to the dividend or distribution rights, the dates of payments of dividends or distributions and the dates from which they are cumulative, liquidation price, redemption rights and price, sinking fund requirements, conversion rights and restrictions on the issuance of shares of any class or series.

    The Board of Directors, without shareholder approval, could issue preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. There are no present plans to issue any preferred shares.

TRANSFER AGENT

    The transfer agent for the Common Shares is Fifth Third Bank, N.A., Cincinnati, Ohio.

PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS

    Section 1701.831 of the OGCL generally provides that certain "control share acquisitions" of shares of an "issuing public corporation" may be made only with the prior authorization of the shareholders of the corporation, unless the articles or code of regulations of the corporation otherwise provide. The Amended Articles of Symix provide that Section 1701.831 of the OGCL does not apply to control share acquisitions of Symix. In addition, Chapter 1704 of the OGCL generally prohibits a wide range of business combinations and transactions between or involving an issuing public corporation that is a reporting company under the Exchange Act and a person who, alone or with others, beneficially owns ten percent of more of the voting power of the corporation. A corporation may provide in its articles of incorporation that Chapter 1704 does not apply to the corporation. Symix's Amended Articles provide that Chapter 1704 of OGCL does not apply to Symix.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of Common Shares, or the prospect of such sales, could adversely affect the market price of the Common Shares and the Company's ability to raise needed capital in the capital markets at a time and price favorable to the Company. Upon completion of the offering and the Merger, and based upon the number of shares outstanding as of September 30, 1997, the Company will have approximately 8.0 million Common Shares outstanding, all of which will be eligible for sale in the public market following the Merger, except for (i) Common Shares held or subsequently purchased by affiliates of the Company, which are eligible for resale subject to Rule 144 promulgated under the Securities Act, and (ii) approximately 398,328 shares issued in the Merger to affiliates of Pritsker, which are eligible for resale subject to the limitations of Rule 145 promulgated under the Securities Act.

    In addition, approximately 125,000 Common Shares are issuable upon conversion of outstanding convertible stock of a subsidiary of the Company. These Common Shares will be eligible for resale under Rule 144 beginning in January 1998. Holders of these Common Shares also have the right to require the Company to file a registration statement for the resale of those shares at any time.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell 1,700,000 and 200,000 shares, respectively, of the Company's Common Shares and the Underwriters named below have severally agreed to purchase from the Company and the Selling Shareholders the respective number of Common Shares set forth opposite the names of such Underwriters below:

                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated................................................
Dain Bosworth Incorporated.......................................................
Nesbitt Burns Securities Inc.....................................................

                                                                                   ----------
    Total........................................................................   1,900,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $      a share under the public offering price. Any Underwriter may
allow, and such dealers may reallow, a concession not in excess of $      a
share to other Underwriters or to certain other dealers. After the initial offering of the Common Shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has granted the Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to 285,000 additional Common Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Common Shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Common Shares offered by the Underwriters hereby.

    The Company, certain of the Company's executive officers and directors and certain other existing stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, for a period of 90 days after the date of the Prospectus.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act.

    The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, the Common Shares at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Shares during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Shares above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    In order to facilitate the offering of the Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Shares for their own account. In addition, to cover overallotments or to stabilize the price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Shares in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Shares will be passed upon by Vorys, Sater, Seymour and Pease, Columbus, Ohio and certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. As of October 20, 1997, members of Vorys, Sater, Seymour and Pease beneficially owned an aggregate of 144,739 Common Shares. Duke W. Thomas, a member of Vorys, Sater, Seymour and Pease, is a director of the Company.

                                    EXPERTS

    The consolidated financial statements of Symix Systems, Inc., as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Pritsker Corporation for the fiscal years ended December 31, 1996 and December 31, 1995, included herein and in the Registration Statement have been audited by Crowe Chizek and Company LLP, independent auditors, as set forth in their report with respect thereto and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Symix is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Symix with the Commission may be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is: http://www.sec.gov. In addition, Symix Common Shares are included in the Nasdaq National Market and reports, proxy statements and other information concerning Symix are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

    Symix has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Symix and the Symix Common Shares offered thereby, reference is hereby made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or part thereof may be obtained from such office upon the payment of the prescribed fees. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein are not necessarily complete and, in each instance where reference is made to a contract or other document that has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by the contents of the contract or document filed as an exhibit.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

I.         SYMIX SYSTEMS, INC.................................................................................  F-2
           Report of Independent Auditors.....................................................................  F-3
           Consolidated Statements of Operations--Years ended June 30, 1997, 1996, and 1995...................  F-4
           Consolidated Balance Sheets--June 30, 1997 and 1996................................................  F-5
           Consolidated Statements of Shareholders' Equity--Years ended June 30, 1997, 1996, and 1995.........  F-6
           Consolidated Statements of Cash Flows--Years ended June 30, 1997, 1996, and 1995...................  F-7
           Notes to Consolidated Financial Statements--June 30, 1997..........................................  F-8

II.        PRITSKER CORPORATION...............................................................................  F-17
           Report of Independent Auditors.....................................................................  F-18
           Statements of Operations--Years ended December 31, 1996 and 1995...................................  F-19
           Balance Sheets--December 31, 1996 and 1995.........................................................  F-20
           Statements of Changes in Stockholders' Equity--Years ended December 31, 1996 and 1995..............  F-21
           Statements of Cash Flows--Years ended December 31, 1996 and 1995...................................  F-22
           Notes to Financial Statements......................................................................  F-23

III.       PRITSKER CORPORATION...............................................................................  F-30
           Statements of Operations (Unaudited)--Six months ended June 30, 1997 and 1996......................  F-31
           Balance Sheet (Unaudited)--June 30, 1997...........................................................  F-32
           Statements of Cash Flows (Unaudited)--Six Months ended June 30, 1997 and 1996......................  F-33
           Notes to Financial Statements......................................................................  F-34

IV.        PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)..................................  F-35
           Pro Forma Consolidated Balance Sheet (Unaudited)--June 30, 1997....................................  F-36
           Pro Forma Consolidated Statement of Income (Unaudited)--Year ended June 30, 1997...................  F-37
           Notes to Pro Forma Condensed Consolidated Financial Statements.....................................  F-38

                              SYMIX SYSTEMS, INC.
                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Symix Systems, Inc.

    We have audited the accompanying consolidated balance sheets of Symix Systems, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symix Systems, Inc. and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Columbus, Ohio
July 25, 1997

                              SYMIX SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                              YEAR ENDED JUNE 30,

                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
License fees...............................................................   $  36,477    $  24,682    $  24,677
Service, maintenance and support...........................................      29,295       21,077       18,151
                                                                             -----------  -----------  -----------
  Net revenue..............................................................      65,772       45,759       42,828
License fees...............................................................       9,721        6,840        6,845
Service, maintenance and support...........................................      12,719        8,838        8,037
                                                                             -----------  -----------  -----------
  Cost of revenue..........................................................      22,440       15,678       14,882
                                                                             -----------  -----------  -----------
  Gross margin.............................................................      43,332       30,081       27,946
Selling, general, and administrative.......................................      32,601       22,411       25,564
Research and product development...........................................       5,659        3,673        3,744
Restructuring and other unusual charges--Note G............................      --              506       --
                                                                             -----------  -----------  -----------
  Total operating expenses.................................................      38,260       26,590       29,308
                                                                             -----------  -----------  -----------
  Operating income (loss)..................................................       5,072        3,491       (1,362)
Other income, net..........................................................         107          221          314
                                                                             -----------  -----------  -----------
  Income (loss) before income taxes........................................       5,179        3,712       (1,048)
Provision (benefit) for income taxes--Note F...............................       1,916        1,404         (410)
                                                                             -----------  -----------  -----------
  Net Income (loss)........................................................   $   3,263    $   2,308    $    (638)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings (loss) per share..................................................   $    0.52    $    0.40    $   (0.12)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted average number of common and common equivalent shares
  outstanding..............................................................       6,302        5,706        5,424
                                                                             -----------  -----------  -----------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                      JUNE 30, 1997  JUNE 30, 1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................    $   2,332      $   6,774
  Trade accounts receivable, less allowance for doubtful accounts of $702
    in 1997 and $450 in 1996........................................................       21,689         11,429
  Inventories.......................................................................          356            312
  Prepaid expenses..................................................................        1,162            522
  Other receivables.................................................................          300            117
  Deferred income taxes--Note F.....................................................          311            230
                                                                                      -------------  -------------
  Total current assets..............................................................       26,150         19,384
                                                                                      -------------  -------------
Other assets:
  Capitalized software, net of accumulated amortization of $6,106 in 1997 and $4,311
    in 1996.........................................................................        6,551          4,660
  Deferred income taxes--Note F.....................................................          171          1,004
  Intangibles, net..................................................................        4,779         --
  Deposits and other assets.........................................................          877            472
                                                                                      -------------  -------------
                                                                                           12,378          6,136
                                                                                      -------------  -------------
Equipment and improvements:
  Furniture and fixtures............................................................        2,436          2,294
  Computer and other equipment......................................................       10,423          8,078
  Leasehold improvements............................................................        1,288          1,187
                                                                                      -------------  -------------
                                                                                           14,147         11,559
  Less allowance for depreciation and amortization..................................        8,423          6,616
                                                                                      -------------  -------------
                                                                                            5,724          4,943
                                                                                      -------------  -------------
Total assets........................................................................    $  44,252      $  30,463
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses--Note H.....................................    $   7,423      $   5,163
  Customer deposits.................................................................          307            242
  Deferred revenue..................................................................        9,685          5,786
  Income tax payable................................................................           63            518
  Current portion of long-term obligations--Note K..................................          775         --
  Current portion of lease obligations..............................................       --                137
                                                                                      -------------  -------------
  Total current liabilities.........................................................       18,253         11,846
Long-term obligations--Note K.......................................................          530         --
Deferred income taxes--Note F.......................................................        2,108          1,515
Shareholders' equity--Note C
  Common stock, authorized 20,000 shares; issued 6,160 shares at June 30, 1997, and
    5,826 shares at June 30, 1996, respectively; at stated capital amounts of $.01
    per share.......................................................................           62             58
  Preferred stock, authorized 1,000 shares; none issued and outstanding.............       --             --
  Convertible preferred stock of subsidiary--Note I.................................        1,031         --
  Capital in excess of stated value.................................................       13,291         10,985
  Retained earnings.................................................................       10,853          7,590
  Cumulative translation adjustment.................................................         (556)          (211)
                                                                                      -------------  -------------
                                                                                           24,681         18,422
  Less: Common stock in treasury: 304 shares in 1997 and 1996, at cost..............        1,320          1,320
                                                                                      -------------  -------------
  Total shareholders' equity........................................................       23,361         17,102
                                                                                      -------------  -------------
  Total liabilities and shareholders' equity........................................    $  44,252      $  30,463
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 CONVERTIBLE PREFERRED
                                            COMMON STOCK                 STOCK             CAPITAL IN                  CUMULATIVE
                                      ------------------------  ------------------------    EXCESS OF     RETAINED     TRANSLATION
                                        SHARES       AMOUNT       SHARES       AMOUNT     STATED VALUE    EARNINGS     ADJUSTMENT
                                      -----------  -----------  -----------  -----------  -------------  -----------  -------------
                                                                             (IN THOUSANDS)

Balances at June 30, 1994...........       5,630    $      56                               $  10,384     $   5,920     $    (166)
Issuance of shares on exercise of
  stock options.....................         120            2                                      88
Tax benefit on stock options
  exercised.........................                                                              142
Purchase of treasury stock..........
Equity adjustment from foreign
  currency translation..............                                                                                           40
Net (loss)..........................                                                                           (638)
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1995...........       5,750           58                                  10,614         5,282          (126)
Issuance of shares on exercise of
  stock options.....................          76                                                  306
Tax benefit on stock options
  exercised.........................                                                               65
Equity adjustment from foreign
  currency translation..............                                                                                          (85)
Net income..........................                                                                          2,308
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1996...........       5,826           58                                  10,985         7,590          (211)
Issuance of shares on exercise of
  stock options.....................         182            2                                     662
Tax benefit on stock options
  exercised.........................                                                              322
Equity adjustment from foreign
  currency translation..............                                                                                         (345)
Issuance of convertible preferred
  shares of subsidiary..............                                   250    $   2,062
Exercise of convertible preferred
  shares of subsidiary..............         125            1         (125)      (1,031)        1,030
Issuance of shares for employee
  stock purchase plan...............          27            1                                     142
Compensatory portion of stock
  options granted...................                                                              150
Net income..........................                                                                          3,263
                                           -----          ---          ---   -----------  -------------  -----------        -----
Balances at June 30, 1997...........       6,160    $      62          125    $   1,031     $  13,291     $  10,853     $    (556)
                                           -----          ---          ---   -----------  -------------  -----------        -----
                                           -----          ---          ---   -----------  -------------  -----------        -----


                                       TREASURY
                                         STOCK
                                      -----------

Balances at June 30, 1994...........   $    (553)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Purchase of treasury stock..........        (767)
Equity adjustment from foreign
  currency translation..............
Net (loss)..........................
                                      -----------
Balances at June 30, 1995...........      (1,320)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Equity adjustment from foreign
  currency translation..............
Net income..........................
                                      -----------
Balances at June 30, 1996...........      (1,320)
Issuance of shares on exercise of
  stock options.....................
Tax benefit on stock options
  exercised.........................
Equity adjustment from foreign
  currency translation..............
Issuance of convertible preferred
  shares of subsidiary..............
Exercise of convertible preferred
  shares of subsidiary..............
Issuance of shares for employee
  stock purchase plan...............
Compensatory portion of stock
  options granted...................
Net income..........................
                                      -----------
Balances at June 30, 1997...........   $  (1,320)
                                      -----------
                                      -----------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                          YEAR ENDED JUNE 30,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)

Operating Activities:
Net income (loss).................................................................  $   3,263  $   2,308  $     638
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation, amortization and write down of intangible assets..................      4,593      3,064      2,755
  Provision for losses (recoveries) on accounts receivable........................        261       (100)        50
  Provision for deferred income taxes.............................................      1,417        433       (390)
  Changes in operating assets and liabilities:
    Trade accounts receivable.....................................................     (9,151)      (467)    (1,986)
    Prepaid expenses and other receivables........................................       (474)      (190)        97
    Inventories...................................................................        (45)       (40)        40
    Deposits and other assets.....................................................       (611)        80       (112)
    Accounts payable and accrued expenses.........................................        157      1,255        865
    Customer deposits.............................................................         57       (428)        70
    Deferred revenues.............................................................      3,216        215      1,810
    Income taxes payable/refundable...............................................       (165)       755        406
                                                                                    ---------  ---------  ---------
      Net cash provided by operating activities...................................      2,518      6,885      2,967
                                                                                    ---------  ---------  ---------
Investing Activities:
Net purchases of equipment and improvements.......................................     (2,649)    (1,463)    (2,519)
Additions to purchased and capitalized software...................................     (3,637)    (3,290)    (1,573)
Purchase of subsidiaries, net of cash acquired....................................     (1,191)    --         --
                                                                                    ---------  ---------  ---------
      Net cash used by investing activities.......................................     (7,477)    (4,753)    (4,092)
                                                                                    ---------  ---------  ---------
Financing Activities:
Proceeds from issuance of shares on exercise of stock options.....................        806        371         89
Principal payments on long-term obligations.......................................       (151)      (197)      (224)
Purchases of treasury stock.......................................................     --         --           (767)
                                                                                    ---------  ---------  ---------
      Net cash provided by (used by) financing activities.........................        655        174       (902)
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................       (138)       (30)        (5)
Net increase (decrease) in cash...................................................     (4,442)     2,276     (2,032)
Cash and cash equivalents at beginning of period..................................      6,774      4,498      6,530
                                                                                    ---------  ---------  ---------
      Cash and cash equivalents at end of period..................................  $   2,332  $   6,774  $   4,498
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
  Interest........................................................................  $       8  $      49  $      49
  Income taxes (net of refunds)...................................................        639        189       (499)
                                                                                    ---------  ---------  ---------

                See notes to consolidated financial statements.

                              SYMIX SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation: The accompanying financial statements include the accounts of Symix Systems, Inc., and its wholly owned subsidiaries and its proportionate share of a joint venture, after elimination of intercompany accounts and transactions.

    Organization: Symix Systems, Inc. designs, develops, markets and supports a fully integrated manufacturing, planning and financial software system. The software was developed for make-to-order and mixed-mode production manufacturers. Among the key industries which use the Symix applications are industrial equipment, fabricated metals, electronics, furniture/fixtures and container packaging.

    Founded in 1979, Symix is headquartered in Columbus, Ohio, employing more than 485 people, with direct sales and support offices in the Americas, Europe, and Asia Pacific.

    Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Revenue Recognition: Revenue for all periods presented are accounted for in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Revenue is derived principally from the sale of internally produced software products and short-term maintenance and support agreements from software sales. Revenue from software license fees is generally recognized upon shipment of product to the customer. Revenue from maintenance and support agreements is billed periodically, deferred, and recognized ratably over the life of the agreements. Revenue from consulting, education, and other services is recognized as the services are provided.

    The Company establishes allowances to provide for uncollectible trade receivables and anticipated adjustments to amounts previously billed.

    Capitalized Software: Capitalized software is stated at the lower of cost or net realizable value. The Company capitalizes the cost of purchased software and the qualifying internal cost of developing its software products in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalized software costs are amortized by the straight-line method using estimated useful lives of three years. Amortization expense was $1,795,000, $1,161,000 and $874,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

    Inventories: Inventories consist primarily of software-related products that are held for resale. The Company values inventory at the lower of cost or market. Cost is determined using the specific identification method.

    Equipment and Improvements: Equipment and improvements are stated on the basis of cost. Provisions for depreciation and amortization are computed by the straight-line method over the estimated lives of the related assets. Depreciation expense was $1,952,000, $1,895,000 and $1,600,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

    Foreign Operations: The Company's international operations constitute 25% and 13% of consolidated net revenue, and 26% (Europe 13% and Asia Pacific 13%), and 14% of consolidated identifiable assets as of and for the years ended June 30, 1997 and 1996, respectively.

                              SYMIX SYSTEMS, INC.

NOTE A--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Foreign Currency Translation: Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end rates of exchange. Revenues and expenses are translated at the average exchange rates for the periods and capital accounts have been translated using historic rates. The resulting translation adjustments are recorded as an adjustment to shareholders' equity.

    Income Taxes: The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Earnings Per Share: Earnings per share is computed using the weighted average number of common shares outstanding during each period plus dilutive common stock equivalents (stock options) using the treasury stock method. Fully diluted earnings per share have not been presented as the differences are insignificant. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 is effective for periods ending after December 15, 1997. Until that time, the Company is required to continue calculating earnings per share (EPS) in accordance with Accounting Principles Board Opinion No. 15. Note J to the Consolidated Financial Statements is provided for informational purposes and displays the Company's earnings per share data as calculated under the provisions of SFAS 128.

    Stock-based Compensation: The Company accounts for stock compensation arrangements in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) is disclosed in "Note C--Common Stock and Stock Options".

    Preferred Stock: The Company's Articles of Incorporation authorize 1,000,000 shares of preferred stock at no par value. The Board of Directors will determine the rights and preferences of these shares. Presently, no preferred shares are issued and outstanding.

    Cash and Cash Equivalents: The Company considers all demand deposits and highly liquid investments with a maturity of three months or less as cash equivalents.

    Reclassification: Certain reclassifications have been made to conform to the 1997 presentation.

    Intangible Assets: Intangible assets consist principally of goodwill and other intangible assets resulting from acquisitions accounted for using the purchase method of accounting. The intangible assets are amortized using the straight-line method over five years. The accumulated amortization of intangible assets relating to acquired businesses was $608,000 at June 30, 1997.

NOTE B--LEASES

    The Company has entered into certain operating lease agreements for the rental of office facilities and computer equipment. The facility leases provide for annual rentals which are subject to escalation for increased operating costs.

    Amounts expensed under all operating lease agreements were: $2,702,000, $1,884,000 and $1,735,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

                              SYMIX SYSTEMS, INC.

NOTE B--LEASES (CONTINUED)
    The following is a schedule of future minimum lease payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1997:

FISCAL YEARS
------------------------------------------------------------------------------     OPERATING
                                                                                    LEASES
                                                                                ---------------
                                                                                (IN THOUSANDS)
1998..........................................................................     $   1,902
1999..........................................................................         1,740
2000..........................................................................         1,470
2001..........................................................................         1,245
2002..........................................................................        --
                                                                                      ------
Total minimum payments........................................................     $   6,357
                                                                                      ------
                                                                                      ------

NOTE C--COMMON STOCK AND STOCK OPTIONS

    On July 8, 1996, shareholder approval was obtained to amend the Company's Amended Articles of Incorporation to increase its authorized shares from 6,000,000 to 21,000,000, of which 20,000,000 are common shares and 1,000,000 are preferred shares.

    On August 27, 1996 the Board of Directors approved a 2-for-1 share split, effected in the form of a share distribution of one share for each share outstanding, effective on a September 10, 1996 record date. All share data and references to Symix common stock have been retroactively restated to reflect the increased number of Symix common shares outstanding.

    The Company has a non-qualified stock option plan ("the Plan") that provides for the granting of options to officers and other key employees for shares of common stock at purchase prices of not less than the fair market value on the date of the grant as determined by the Board of Directors. The maximum number of common shares which may be optioned under the Plan was 2,653,070 as of June 30, 1997. Options under the Plan generally vest over periods of up to four years and must be exercised within ten years of the date of grant.

    The Company also has a non-qualified stock option plan for Key Executives ("Key Executives Plan"). A total of 400,000 shares of common stock are designated for issuance under the Key Executives Plan. The Compensation Committee of the Board of Directors is authorized to set the price and terms and conditions of the options granted under the Key Executives Plan. Options under the Key Executives Plan must be exercised within ten years of the date of the grant.

    The Company also has a Stock Option Plan for Outside Directors ("Outside Directors Plan"). The Outside Directors Plan provides for the issuance of options for 20,000 shares of stock to each Outside Director upon his/her election to the Board of Directors. A total of 200,000 shares of common stock may be issued under the Outside Directors Plan. Options under the Outside Directors Plan vest immediately and must be exercised within ten years of the date of grant.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6.50%;

                              SYMIX SYSTEMS, INC.

NOTE C--COMMON STOCK AND STOCK OPTIONS (CONTINUED) no dividend yield; volatility factor of the Company's common stock of 0.4; and a weighted-average expected life of each option of 6 years.

    If the Company had elected to recognize compensation cost based on the fair value of options at the grant date as prescribed by SFAS No. 123, the following displays what reported net income and per share amounts would have been:

                                                                               PRO FORMA
                                                                          YEAR ENDED JUNE 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS,
                                                                                 EXCEPT
                                                                            PER SHARE DATA)
Net income..............................................................  $   2,848  $   2,035
Net income per share....................................................  $    0.45  $    0.36

    The pro forma financial effects of applying SFAS No. 123 may not be representative of the pro forma effects on reported results of operations for future years.

    Information with respect to options granted under the three Plans is as follows:

                                                                                     WEIGHTED-
                                                                                      AVERAGE
                                                                        NUMBER OF      PRICE
                                                                          SHARES     PER SHARE
                                                                        ----------  -----------
Outstanding at June 30, 1994..........................................     805,936   $    4.95
Granted...............................................................     262,000        4.95
Cancelled.............................................................    (189,104)       4.99
Exercised.............................................................    (119,844)       4.98
                                                                        ----------       -----
Outstanding at June 30, 1995..........................................     758,988        4.92
Granted...............................................................     813,000        4.82
Cancelled.............................................................    (176,438)       4.79
Exercised.............................................................     (77,648)       6.18
                                                                        ----------       -----
Outstanding at June 30, 1996..........................................   1,317,902        4.72
Granted...............................................................     361,750        7.89
Cancelled.............................................................     (20,000)       5.42
Exercised.............................................................    (181,902)       3.44
                                                                        ----------       -----
Outstanding at June 30, 1997..........................................   1,477,750   $    5.61

    The weighted-average fair value of options granted during the year ended June 30, 1997 and 1996 was $2.78 and $2.37, respectively. The weighted-average remaining contractual life of those options is 8 years. At June 30, 1997, options for 476,000 shares were exercisable, and 662,246 shares remained available for grant.

                              SYMIX SYSTEMS, INC.

NOTE D--EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) plan that covers substantially all employees over 21 years of age. The Company contributes to the plan based upon employee contributions and may make additional contributions at the discretion of the Board of Directors. The Company made contributions to this plan of approximately $287,000, $196,000 and $188,000 for the years ended June 30, 1997, 1996 and
1995, respectively.

    The Company has an employee stock purchase plan that is in accordance with
Section 23 of the Internal Revenue Code whereby participants are eligible to purchase common shares of the Company during the plan year. The purchase price for a common share is determined by the Compensation Committee prior to the effective date. The price may not be less than 90% of the closing price per share of the Company's common shares on the NASDAQ National Market System, or any national stock exchange, on either the effective date or the option date, whichever is the lesser. Substantially, all employees are eligible to participate.

NOTE E--LINE OF CREDIT

    In May, 1996 the Company negotiated with a bank a $6.0 million unsecured revolving line of credit that expires in fiscal year 1999, convertible to a five year term loan at any time on or before October 31, 1999. As of June 30, 1997, there were no borrowings on the line of credit.

NOTE F--INCOME TAXES

    SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    For the years ended June 30, 1997, 1996 and 1995, domestic operations contributed approximately $525,000, $4.0 million and $184,000 to pre-tax earnings, respectively, while foreign affiliates generated income (losses) of $4.6 million, ($348,000), and ($1.2 million) for the same periods.

                              SYMIX SYSTEMS, INC.

NOTE F--INCOME TAXES (CONTINUED)
    Income taxes are summarized as follows:

                                                                          YEAR ENDED JUNE 30,
                                                                    -------------------------------
                                                                      1997       1996       1995
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current:
  Federal.........................................................  $    (336) $     772  $    (136)
  State and local.................................................        (80)       149          4
  Foreign.........................................................      1,919        242         73
                                                                    ---------  ---------  ---------
                                                                        1,503      1,163        (59)
Deferred:
  Federal.........................................................        444        473        127
  State and local.................................................         68         73         14
  Foreign.........................................................        (99)      (305)      (492)
                                                                    ---------  ---------  ---------
                                                                          413        241       (351)
                                                                    ---------  ---------  ---------
                                                                    $   1,916  $   1,404  $    (410)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    During the years ended June 30, 1997, 1996 and 1995 the Company recorded a tax benefit of approximately $322,000, $65,000 and $142,000, respectively, in connection with the exercise of stock options. The benefit, which was due to the difference in the fair market value and the exercise price of the options at the date of exercise, was recorded as an increase in capital in excess of stated value.

    The sources of significant timing differences which give rise to deferred taxes are as follows:

                                                                              YEAR ENDED JUNE 30,
                                                                        -------------------------------
                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Depreciation/amortization.............................................  $     539  $     338  $     105
Allowance for doubtful accounts.......................................        (21)        39        (20)
Adjustments for accruals..............................................        (21)        74        (29)
Leases................................................................         54         77         88
Losses related to investment in foreign affiliates....................        (99)      (305)      (492)
Other, net............................................................        (39)        18         (3)
                                                                        ---------  ---------  ---------
                                                                        $     413  $     241  $    (351)
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                              SYMIX SYSTEMS, INC.

NOTE F--INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities as of June 30, 1997 and 1996 are as follows:

                                                                                     JUNE 30,
                                                                                  --------------
                                                                                   1997    1996
                                                                                  ------  ------
                                                                                  (IN THOUSANDS)
Current deferred tax assets:
  Allowance for doubtful accounts...............................................  $  198  $  177
  Customer deposits.............................................................    --         3
  Accrued liabilities...........................................................     113      50
                                                                                  ------  ------
  Total current deferred tax assets.............................................  $  311  $  230
                                                                                  ------  ------
Long-term deferred tax assets:
  Foreign losses................................................................  $  171  $1,004
                                                                                  ------  ------
  Total long-term deferred tax assets...........................................  $  171  $1,004
                                                                                  ------  ------
Long-term deferred tax liabilities:
  Capitalized software..........................................................  $1,935  $1,347
  Capitalized leases............................................................     425     371
                                                                                  ------  ------
  Total long-term deferred tax liabilities......................................   2,360   1,718
Long-term deferred tax assets:
  Book over tax depreciation....................................................     252     201
  Accrued liabilities...........................................................    --         2
                                                                                  ------  ------
  Total long-term deferred tax assets...........................................     252     203
                                                                                  ------  ------
    Net long-term deferred tax liabilities......................................  $2,108  $1,515
                                                                                  ------  ------
                                                                                  ------  ------

    The long-term deferred tax assets pertaining to foreign losses are net operating loss carryforwards for certain foreign subsidiaries which the Company believes will be utilized in future tax periods.

    The Company's effective tax rate differs from the statutory U.S. federal income tax rate as follows:

                                                                              YEAR ENDED JUNE 30,
                                                                       ----------------------------------
                                                                         1997       1996         1995
                                                                       ---------  ---------  ------------
                                                                                 (IN THOUSANDS)
Federal income tax statutory rate....................................         34%        34%       (34)%
State and local income taxes net of federal tax benefit..............          0          4          1
Foreign operations taxed at rates different from U.S. federal
  statutory rate.....................................................          5          1         (4)
Other................................................................         (2)        (1)        (2)
                                                                                                    --
                                                                             ---        ---
                                                                              37%        38%       (39)%
                                                                                                    --
                                                                                                    --
                                                                             ---        ---
                                                                             ---        ---

                              SYMIX SYSTEMS, INC.

NOTE G--RESTRUCTURING AND OTHER UNUSUAL CHARGES

    During the first quarter of fiscal 1996, the Company incurred restructuring and other non-recurring charges of $506,000 consisting primarily of severance payments related to operational changes and costs associated with reorganizing the European sales channel.

NOTE H--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses are summarized as follows:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Accounts payable...........................................................  $   2,437  $   2,065
Accrued commissions & bonus................................................      1,416      1,455
Third party payables.......................................................      1,395        525
Other......................................................................      2,175      1,118
                                                                             ---------  ---------
                                                                             $   7,423  $   5,163
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE I--ACQUISITIONS

    On July 1, 1996 the Company acquired the net assets of Synchrony Manufacturing Systems, Pty. Limited (Synchrony), its former distributor in Australia, for approximately $220,000 which is payable in twenty-four equal installments over two years. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $451,000 which is being amortized over five years.

    On August 8, 1996 the Company acquired all of the outstanding stock of RDD, the parent company of GSI Industrie ("GSI"), a French manufacturing software specialist, from its shareholders for approximately $1.8 million, of which $944,000 was paid in cash at closing. The remaining balance is payable in three equal annual installments beginning August 1997. In addition, if GSI's cumulative financial results for the first three years are profitable, a payment is to be made equal to a percentage of cumulative software sales, not to exceed approximately $1.4 million. The contingent payment is due October 15, 1999 and will be recorded at the end of the third fiscal year once it has been determined that the conditions have been met. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $1.9 million which is being amortized over five years.

    On January 9, 1997 the Company acquired an Ontario, Canada corporation called Visual Applications Software, Inc. ("VAS") for $1.0 million (Canadian) in cash, and 250,000 Class A Preference Shares (the "Class A Shares") and 500,000 Class B Preference Shares (the "Class B Shares") of a subsidiary of the Company. The Class B Shares are redeemable by the holder for $1.00 (Canadian) per share. In connection with the acquisition, the Company also entered into a Share Exchange Agreement with the former stockholders of VAS which provides for a one for one exchange of the Class A Shares for common shares of the Company. VAS designs and markets a field service software product. The acquisition was accounted for using purchase accounting with results included since the date of acquisition. Acquisition costs exceeded the fair value of the net assets acquired by approximately $3.2 million which is being amortized over five years.

                              SYMIX SYSTEMS, INC.

NOTE J--EARNINGS (LOSS) PER SHARE

    The following is provided for informational purposes and displays the Company's earnings per share data as calculated under the provisions of the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share":

                                                                            YEAR ENDED JUNE 30,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Basic earnings (loss) per share.....................................  $    0.56  $    0.42  $   (0.12)
Diluted earnings (loss) per share...................................  $    0.52  $    0.40  $   (0.12)

NOTE K--LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
GSI acquisition note payable...............................................  $     835     --
Synchrony acquisition note payable.........................................        113     --
Redeemable Class B Preference shares.......................................        357     --
                                                                             ---------  ---------
                                                                                 1,305     --
Less current portion.......................................................        775     --
                                                                             ---------  ---------
Long-term obligations......................................................  $     530     --
                                                                             ---------  ---------
                                                                             ---------  ---------

    The GSI and VAS acquisition note and redemption of preferred shares are secured by letters of credit.

    The long-term obligations represent two equal payments related to the GSI acquisition which are due on August 8, 1998 and 1999.

NOTE L--SUBSEQUENT EVENT (UNAUDITED)

    On October 2, 1997, the Company signed a definitive agreement to acquire Pritsker Corporation, a world-wide provider of open client/server manufacturing and scheduling software and interactive, design-oriented simulation software. In connection with the acquisition, it is estimated that Symix will issue approximately 484,000 shares of common stock valued at approximately $8.7 million, redeem Pritsker preferred stock valued at $550,000, exchange Symix options for Pritsker options valued at approximately $460,000 and assume liabilities of $1,540,000. In connection with the acquisition, it is estimated that the Company will incur a nonrecurring charge of approximately $6.4 million relating to immediate write-off of acquired in-process technology of Pritsker.

                              PRITSKER CORPORATION

                              FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Pritsker Corporation

Indianapolis, Indiana

    We have audited the accompanying balance sheets of Pritsker Corporation as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pritsker Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Indianapolis, Indiana
March 28, 1997

                              PRITSKER CORPORATION

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                            1996          1995
                                                                                        ------------  ------------
Revenue...............................................................................  $  4,135,000  $  4,169,000
Operating expenses
  Cost of revenues....................................................................     1,228,000     1,112,000
  Sales and marketing.................................................................     1,438,000     1,793,000
  Research and development............................................................       664,000       783,000
  General and administrative..........................................................       599,000       557,000
                                                                                        ------------  ------------
                                                                                           3,929,000     4,245,000
                                                                                        ------------  ------------
Income/(loss) from operations.........................................................       206,000       (76,000)
Other income (expense)
  Interest expense....................................................................       (86,000)     (112,000)
  Gain/(loss) on disposal of property and equipment...................................         3,000        (1,000)
                                                                                        ------------  ------------
                                                                                             (83,000)     (113,000)
                                                                                        ------------  ------------
Income/(loss) before income taxes.....................................................       123,000      (189,000)
Income tax expense(Note 3)............................................................        38,000        70,000
                                                                                        ------------  ------------
Net income/(loss) before dividends on preferred stock.................................  $     85,000  $   (259,000)
Dividends on preferred stock..........................................................        52,000        52,000
                                                                                        ------------  ------------
Net income (loss) applicable to common shares.........................................  $     33,000  $   (311,000)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Earnings (loss) per share.............................................................  $        .01  $       (.13)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of common and common share equivalents outstanding............     2,366,978     2,366,734
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                                            1996          1995
                                                                                        ------------  ------------
                                                      ASSETS
Current assets
  Cash................................................................................  $     24,000  $     31,000
  Accounts receivable, less allowance for doubtful accounts of $0 (1996)
    and $1,000 (1995) (Note 4)........................................................     1,164,000     1,158,000
  Other current assets................................................................       191,000       194,000
                                                                                        ------------  ------------
    Total current assets..............................................................     1,379,000     1,383,000

Investments (Note 1)..................................................................        19,000        19,000
Property and equipment, net (Notes 1 and 4)...........................................       227,000       250,000

Other assets
  Capitalized software costs, net (Note 1)............................................     1,859,000     1,962,000
  Other...............................................................................        50,000        58,000
                                                                                        ------------  ------------
                                                                                        $  3,534,000  $  3,672,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Short-term debt (Note 4)............................................................  $    625,000  $    350,000
  Accounts payable....................................................................       251,000       276,000
  Current maturities of long-term debt (Note 5).......................................       --            190,000
  Accrued compensation................................................................       222,000       308,000
  Other accrued liabilities...........................................................       109,000        78,000
  Deferred income.....................................................................        23,000        66,000
  Deferred lease offset (Note 7)......................................................        75,000        75,000
                                                                                        ------------  ------------
    Total current liabilities.........................................................     1,305,000     1,343,000

Long-term debt (Note 5)...............................................................       176,000       234,000
Deferred lease offset (Note 7)........................................................        55,000       130,000
                                                                                        ------------  ------------
    Total liabilities.................................................................     1,536,000     1,707,000
                                                                                        ------------  ------------

Redeemable preferred stock, no par value..............................................       700,000       700,000
                                                                                        ------------  ------------

Stockholders' equity (Note 2)
  Common stock, no par value..........................................................     1,055,000     1,055,000
  Retained earnings...................................................................       269,000       236,000
                                                                                        ------------  ------------
                                                                                           1,324,000     1,291,000
    Less - treasury stock.............................................................       (26,000)      (26,000)
                                                                                        ------------  ------------
                                                                                           1,298,000     1,265,000
                                                                                        ------------  ------------
                                                                                        $  3,534,000  $  3,672,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    TREASURY STOCK
                                                             COMMON STOCK             (AT COST)
                                                       ------------------------  --------------------   RETAINED
                                                         SHARES       AMOUNT      SHARES     AMOUNT     EARNINGS
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, JANUARY 1, 1995............................   2,366,734  $  1,055,000     20,366  $  21,000  $   547,000
Payment of preferred stock dividends.................                                                      (52,000)
Purchase treasury stock..............................                               34,560      5,000
Net loss.............................................                                                     (259,000)
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, DECEMBER 31, 1995..........................   2,366,734     1,055,000     54,926     26,000      236,000
Stock options exercised..............................         488
Payment of preferred stock dividends.................                                                      (52,000)
Net income...........................................                                                       85,000
                                                       ----------  ------------  ---------  ---------  -----------
BALANCES, DECEMBER 31, 1996..........................   2,367,222  $  1,055,000     54,926  $  26,000  $   269,000
                                                       ----------  ------------  ---------  ---------  -----------
                                                       ----------  ------------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                             1996         1995
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income/(loss).....................................................................  $    85,000  $  (259,000)
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization.......................................................      731,000      732,000
    (Gain)/loss on disposal of property, building and equipment.........................       (3,000)       1,000
    Deferred lease offset...............................................................      (75,000)     (74,000)
    Change in assets and liabilities
      Accounts receivable...............................................................       (6,000)     319,000
      Other assets......................................................................        3,000        2,000
      Accounts payable..................................................................      (51,000)      91,000
      Accrued compensation..............................................................      (86,000)     (45,000)
      Other liabilities.................................................................      (12,000)      (4,000)
                                                                                          -----------  -----------
        Net cash from operating activities..............................................      586,000      763,000
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property, building and equipment and investment.................        3,000       25,000
  Capitalized software costs............................................................     (535,000)    (260,000)
  Property and equipment expenditures...................................................      (62,000)     (88,000)
                                                                                          -----------  -----------
        Net cash from investing activities..............................................     (594,000)    (323,000)
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt..................................................     (248,000)    (319,000)
  Net change in short-term debt.........................................................      275,000      (50,000)
  Treasury stock purchase...............................................................      --            (5,000)
  Dividends on preferred stock..........................................................      (26,000)     (52,000)
                                                                                          -----------  -----------
        Net cash from financing activities..............................................        1,000     (426,000)
                                                                                          -----------  -----------
Net change in cash......................................................................       (7,000)      14,000
Cash at beginning of year...............................................................       31,000       17,000
                                                                                          -----------  -----------
CASH AT END OF YEAR.....................................................................  $    24,000  $    31,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental disclosures of cash flow information
  Cash paid during the year for interest................................................  $    87,000  $   108,000
  Cash paid during the year for taxes...................................................  $    38,000  $    70,000

                See accompanying notes to financial statements.

                              PRITSKER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS ACTIVITY: The Company, founded in 1973, designs, produces and markets simulation and scheduling based decision support software products and provides consulting services to customers throughout the world.

    REVENUE RECOGNITION: The Company recognizes revenue from the granting of licenses to use its propriety computer software systems upon shipment of the system to the end user. The Company has no obligation under the licensing agreements after delivery. Revenue derived from providing consulting services is recognized as earned under the percentage-of-completion method. Renewal revenues are recognized as earned based on the anniversary date of the contract.

    INCOME TAXES: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled, at enacted tax rates. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to the amount considered more likely than not to be realizable.

    SOFTWARE PRODUCTION COSTS: The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86.

    Amortization of capitalized software costs is based upon straight-line amortization over the remaining estimated economic life of the product not to exceed five years.

    Capitalized software costs amounted to $535,000 and $260,000 during 1996 and 1995, respectively. Amortization of capitalized software costs during 1996 and 1995 was $638,000 and $568,000, respectively and is included in research and development in the statements of operations. Accumulated amortization of capitalized software development costs at December 31, 1996 and 1995 was $4,249,000 and $3,611,000, respectively.

    All other research and development costs are charged to expense as incurred.

    INVESTMENTS: The investment in Batch Process Technologies, Inc. (approximately 20% ownership) of $19,000 is stated at the lower of cost or net realizable value.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and consist of the following at December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Equipment.........................................................  $  1,118,000  $  1,583,000
Furniture and fixtures............................................       209,000       393,000
                                                                    ------------  ------------
                                                                       1,327,000     1,976,000
Less accumulated depreciation.....................................     1,100,000     1,726,000
                                                                    ------------  ------------
Property and equipment, net.......................................  $    227,000  $    250,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Property and equipment is depreciated over estimated useful lives (5 to 7 years) using the straight-line method. The cost of assets retired or sold, together with the related accumulated depreciation, are removed from the accounts and any profit or loss on disposition is charged to operations.

    Depreciation expense was $93,000 and $164,000 for the years ended December 31, 1996 and 1995, respectively.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. An estimate that is more susceptible to change in the near term is the amortization of capitalized software costs.

    STATEMENTS OF CASH FLOWS: The statements of cash flows have been prepared using a definition of cash that includes investments with an original maturity of three months or less.

NOTE 2--STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

    At December 31, 1996 and 1995, 10,000,000 common shares were authorized.

    During 1992, the Company entered into a Preferred Stock Purchase Agreement ("Purchase Agreement") whereas 133,843 shares of preferred stock were issued to private investment groups at a price of $5.23 per share. As part of the Purchase Agreement, 4,080 warrants were issued subsequent to December 31, 1992, to the investors to purchase common stock at a price of $4.41 per share and are exercisable commencing on the date issued and ending on December 31, 1997. Additionally, as part of the Purchase Agreement, 13,384 common stock shares were issued to the investors subsequent to December 31, 1992 as a stock dividend.

    The Purchase Agreement grants the Company a call option on the preferred stock and warrants on and after December 31, 1997, at a price per share equal to the greater of 1) the purchase price or 2) 110% of the greater of A) an amount equal to the appraised market value at the call date or B) the average of the appraised market value for each of the prior three fiscal years. Additionally, the Purchase Agreement grants the private investment groups a put option on the preferred stock and warrants on and after December 31, 1997, at a price per share equal to the greater of 1) the purchase price ($700,000) or 2) the appraised market value.

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 3--INCOME TAXES

    Income tax expense for 1996 and 1995 consists of the following:

                                                                            1996       1995
                                                                          ---------  ---------
Federal.................................................................  $  --      $  --
State...................................................................     --         --
Foreign.................................................................     38,000     70,000
                                                                          ---------  ---------
                                                                          $  38,000  $  70,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    The components of income tax expense for 1996 and 1995 are summarized as follows:

                                                                            1996       1995
                                                                          ---------  ---------
Current.................................................................  $  38,000  $  70,000
Deferred................................................................     --         --
                                                                          ---------  ---------
                                                                          $  38,000  $  70,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    The differences between the amounts recorded for income taxes from continuing operations for financial statement purposes and the amounts computed by applying the Federal statutory tax rate to income before taxes are the result of foreign taxes and changes in the deferred tax asset valuation allowance.

    Items that gave rise to significant portions of the net deferred tax balance sheet accounts at December 31, 1996 and 1995 are as follows:

                                                                      1996           1995
                                                                  -------------  -------------
DEFERRED TAX ASSETS
Current
  Accrued expenses..............................................  $      32,000  $      40,000
Long-term
  Deferred lease offset.........................................         52,000         86,000
  Regular net operating loss carryforward.......................        567,000        670,000
  General business credit carryforward..........................        409,000        409,000
                                                                  -------------  -------------
Total gross deferred tax assets.................................      1,060,000      1,205,000
DEFERRED TAX LIABILITIES
Long term
  Depreciation..................................................        (25,000)       (22,000)
Deferred tax asset valuation allowance..........................     (1,035,000)    (1,183,000)
                                                                  -------------  -------------
Net deferred tax liability......................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 3--INCOME TAXES (CONTINUED)
    Approximately $1,555,000 of regular tax net operating loss carryforwards exist at December 31, 1996 which expire as follows:

2006............................................................................  $  1,171,000
2008............................................................................       347,000
2010............................................................................        37,000

    In addition, approximately $409,000 in general business credit carryforwards exist at December 31, 1996, which begin to expire in 2000.

    The foreign taxes in 1996 ($38,000) and 1995 ($70,000) arose from the withholding tax on revenues from software sold outside of the United States.

NOTE 4--SHORT-TERM DEBT

    Note payable to bank at December 31, 1996 and 1995 represents borrowings on a $750,000 line of credit. The line of credit is due June 1, 1997 and accrues interest at the Bank's prime rate plus 1.0% (9.25% at December 31, 1996). The outstanding balance is limited to specified percentages of eligible accounts receivable. The note is collateralized by virtually all business assets.

    The line of credit agreement between the Company and the Bank includes negative covenants prohibiting or restricting certain transactions and various positive covenants related to specified financial ratios. The Company was in compliance with those covenants at December 31, 1996.

NOTE 5--LONG-TERM DEBT

    Long-term debt at December 31, 1996 and 1995 consists of:

                                                                           1996        1995
                                                                        ----------  ----------
Notes payable to shareholders, with interest only payments due
  monthly.Notes bear interest at 12% and are due January 1998;
  unsecured...........................................................  $  176,000  $  234,000
Installment note payable to bank in monthly installments through
  November 1996.......................................................      --         190,000
                                                                        ----------  ----------
                                                                           176,000     424,000
Current maturities....................................................      --         190,000
                                                                        ----------  ----------
Long-term debt........................................................  $  176,000  $  234,000
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 6--EMPLOYEE RETIREMENT PLAN

    The Company maintains a noncontributory profit sharing plan for employees who are at least twenty-one years of age, have been employed with the Company for at least 30 days, completed 1,000 hours of service in the benefit year, and are employed on the December 31 valuation date. The plan also includes a 401(k) option for employees who are at least twenty-one years of age and have been employed at least 30

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 6--EMPLOYEE RETIREMENT PLAN (CONTINUED) days prior to entry dates of January 1 and July 1. The Company's contributions are made in amounts as determined by the Board of Directors and are accrued out of current annual earnings. The Company matches 25% of employees' first six percent contributed to the 401(k) plan. The amount of contribution expense for 1996 and 1995 was $19,000 and $25,000, respectively. Matching contributions for 1996 and 1995 included amounts from non-vested forfeitures of terminated employees.

NOTE 7--COMMITMENTS

    The Company leases its facilities and certain equipment under noncancelable operating leases which expire through 1998.

    The future minimum lease payments under these operating leases are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1997..............................................................................  $   83,000
1998..............................................................................      54,000
1999..............................................................................      23,000
                                                                                    ----------
                                                                                    $  160,000
                                                                                    ----------
                                                                                    ----------

    During 1994, the Company sold its West Lafayette, Indiana building for $1,275,000. Proceeds from the sale were used to retire the outstanding debentures secured by the building, accrued interest thereon, and a portion of an outstanding term loan. Because the Company leases the space it previously owned, the amount of gain on sale recognized was limited to the amount by which the gain ($469,000) exceeded the present value of the lease payments ($298,000). The remaining portion of the gain was deferred and is being amortized as a reduction to rent expense over the term of the related lease. The current portion of the deferred lease offset is $75,000 which does not represent a current cash requirement.

    Rental expense related to operating leases for 1996 and 1995 was $77,000 and $159,000, respectively.

NOTE 8--KEY EMPLOYEE STOCK INCENTIVE PLAN

    In December 1987, the Company adopted the 1987 Stock Option and Incentive Plan (the "Plan"). All outstanding awards under previous plans are now included in the Plan. The Plan allows for four types of awards; 1) incentive stock options, 2) non-qualified stock options, 3) restricted stock and 4) any combination of the foregoing. The Plan's Committee specifies the terms of each award.

    Options granted under the Plan are exercisable at any time during the ten year period following the date of grant given that the participant maintains continuous service as defined in the Plan agreement.

    The fair value of each option granted is established on the grant date using the "Minimum Value" method for non-public companies using the following assumptions. The dividend yield was 0%, the risk-free interest rate is 6% and the expected life is 5 years.

    The Company applies APB Opinion 25 in accounting for the Plan. Accordingly, no compensation costs have been recognized for the Plan in 1996 or 1995. Had compensation cost been determined on the

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 8--KEY EMPLOYEE STOCK INCENTIVE PLAN (CONTINUED) basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced by $2,520 for 1996 and $0 for 1995.

    The following is a summary of the status of the Plan during 1996 and 1995:

                                                                    NUMBER OF   WEIGHTED AVERAGE
                                                                     SHARES      EXERCISE PRICE
                                                                   -----------  ----------------
OPTIONS OUTSTANDING AT JANUARY 1, 1996...........................     123,045      $   4.2022
Granted..........................................................       6,000          1.6500
Exercised........................................................        (488)          .6142
Forfeited........................................................      (1,000)        (4.4100)
                                                                   -----------       --------
OPTIONS OUTSTANDING AND EXERCISABLE AT DECEMBER 31, 1996.........     127,557      $   4.0942
                                                                   -----------       --------
                                                                   -----------       --------
Weighted average fair value of options granted during 1996.......                  $      .42
                                                                                     --------
OPTIONS OUTSTANDING AT JANUARY 1, 1995...........................     143,616      $   3.8774
Granted..........................................................      --              --
Exercised........................................................      --              --
Forfeited........................................................     (20,571)        (1.9349)
                                                                   -----------       --------
OPTIONS OUTSTANDING AT DECEMBER 31, 1995.........................     123,045      $   4.2022
                                                                   -----------       --------
                                                                   -----------       --------
Options exercisable at December 31, 1995.........................     121,795      $   4.2125
                                                                   -----------       --------
                                                                   -----------       --------
Weighted average fair value of options granted during 1995.......                  $      N/A
                                                                                     --------

    Following is a summary of the states of fixed options outstanding and exercisable at December 31, 1996:

                                                                         WEIGHTED
                                                                          AVERAGE     WEIGHTED
                                                                         REMAINING     AVERAGE
                                                                        CONTRACTUAL   EXERCISE
EXERCISE PRICE RANGE                                          NUMBER       LIFE         PRICE
-----------------------------------------------------------  ---------  -----------  -----------
$3.125 - $5.00                                                 108,847   2.80 years   $   4.604
$.005 - $2.50                                                   18,710   3.67 years   $   1.128

    On January 24, 1997 the Board of Directors of the Company passed a resolution to place a ceiling on the exercise price of stock options held by non-officer staff members at $2.00 per share. This resolution reduces the option price of 40,087 options held by non-officer staff members but does not affect the 72,760 options held by officers of the Company. The remaining options are unaffected by the resolution, because their exercise price is already under $2.00.

                              PRITSKER CORPORATION

                           DECEMBER 31, 1996 AND 1995

NOTE 9--BUSINESS MODERNIZATION AND TECHNOLOGY GRANTS

    The Company has two grants from a state agency to develop either enhancements to a basic software program or new software programs. The first grant received was for $350,000 for the period from January 1986 through January 1988. The second grant received was for $400,000 through 1989. The terms of these grants require that the Company pay the state agency a royalty of 4% of gross FACTOR revenues until total royalties paid are equal to twice the original $750,000 of total grants. Royalties of approximately $24,000 and $25,000 on revenues earned in 1996 and 1995, respectively, have been recorded related to these grants. Royalties paid through December 31, 1996 totaled $325,000. In the event that the Company discontinues marketing the FACTOR family of products but offers new or other products associated with manufacturing-based simulation and modeling programming systems, then the royalty obligation will apply to those manufacturing-based simulation and modeling programming systems' products that were based on or derived from any of the FACTOR family of products.

                              PRITSKER CORPORATION

                        FINANCIAL STATEMENTS (UNAUDITED)

                              PRITSKER CORPORATION

                            STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                        JANUARY 1 THROUGH JUNE 30
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Revenue...............................................................................  $  1,645,000  $  2,025,000
Operating expenses
  Cost of revenues....................................................................       438,000       466,000
  Sales and marketing.................................................................       654,000       814,000
  Research and development............................................................       256,000       223,000
  General and administrative..........................................................       247,000       449,000
                                                                                        ------------  ------------
                                                                                           1,595,000     1,952,000
                                                                                        ------------  ------------
Income/(loss) from operations.........................................................        50,000        73,000

Interest expense......................................................................        45,000        43,000
                                                                                        ------------  ------------
Income /(loss) before income taxes....................................................         5,000        30,000

Income tax expense....................................................................        53,000        43,000
                                                                                        ------------  ------------
Net (loss)............................................................................  $    (48,000) $    (13,000)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                 See accompanying note to financial statements.

                              PRITSKER CORPORATION

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                  (UNAUDITED)

                                                      ASSETS

Current assets
  Cash..............................................................................................  $      1,000
    Accounts receivable.............................................................................     1,095,000
    Other current assets............................................................................       162,000
                                                                                                      ------------
Total current assets................................................................................     1,258,000

Investments.........................................................................................        19,000
Property and equipment, net.........................................................................       200,000

Other assets
  Capitalized software costs, net...................................................................     2,003,000
  Other assets......................................................................................        45,000
                                                                                                      ------------
Total assets........................................................................................  $  3,525,000
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Short-term debt...................................................................................  $    675,000
  Accounts payable..................................................................................       320,000
  Current maturities of long-term debt..............................................................       --
  Accrued compensation..............................................................................       233,000
  Other accrued liabilities.........................................................................        96,000
  Deferred income...................................................................................        10,000
                                                                                                      ------------
Total current liabilities...........................................................................     1,334,000

Long-term debt......................................................................................       176,000
Deferred lease offset...............................................................................        93,000
                                                                                                      ------------
  Total liabilities.................................................................................     1,603,000
                                                                                                      ------------
                                                                                                      ------------
Redeemable preferred stock, no par value............................................................       700,000

Stockholders' equity
  Common stock, no par value........................................................................     1,055,000
  Retained earnings.................................................................................       193,000
                                                                                                      ------------
                                                                                                         1,248,000
    Less - treasury stock...........................................................................       (26,000)
                                                                                                      ------------
                                                                                                         1,222,000
                                                                                                      ------------
Total liabilities and stockholders' equity..........................................................  $  3,525,000
                                                                                                      ------------
                                                                                                      ------------

                 See accompanying note to financial statement.

                              PRITSKER CORPORATION

                            STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                           JANUARY 1 THROUGH JUNE
                                                                                                     30
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
Cash flows from operating activities
Net loss................................................................................  $   (48,000) $   (13,000)
Adjustments to reconcile net loss to net cash provided by operating activities
    Depreciation and amortization.......................................................      347,000      358,000
    Deferred lease offset...............................................................      (37,000)     (37,000)
    Change in assets and liabilities
      Accounts receivable...............................................................       67,000       (9,000)
      Other assets......................................................................       21,000      (83,000)
      Accounts payable..................................................................       56,000      (69,000)
      Accrued compensation..............................................................       41,000       (7,000)
      Other liabilities.................................................................      (44,000)     (87,000)
                                                                                          -----------  -----------
Net cash from operating activities......................................................      403,000       53,000

Cash flows from investing activities
Capitalized software costs..............................................................     (445,000)    (267,000)
Property and equipment expenditures.....................................................      (18,000)     (25,000)
                                                                                          -----------  -----------
Net cash from investing activities......................................................     (463,000)    (292,000)

Cash flows from financing activities
Principal payments on long-term debt....................................................      --           (59,000)
Proceeds from short-term debt...........................................................       50,000      295,000
Dividends on preferred stock............................................................      (13,000)     (26,000)
                                                                                          -----------  -----------
Net cash from financing activities......................................................       37,000      210,000
Net change in cash......................................................................      (23,000)     (29,000)
Cash at beginning of period.............................................................       24,000       32,000
                                                                                          -----------  -----------
Cash at end of period...................................................................  $     1,000  $     3,000
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                 See accompanying note to financial statement.

                              PRITSKER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--ACCOUNTING POLICIES AND PRESENTATION

    The accompanying financial statements are unaudited; however, the information contained herein reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods. All adjustments made were of a normal recurring nature. These interim results of operations are not necessarily indicative of the results to be expected for a full year.

    The notes to the financial statements contained in the Pritsker Corporation December 31, 1996 financial statements should be read in conjunction with these interim financial statements.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following pro forma condensed consolidated balance sheet as of June 30, 1997 and the pro forma condensed consolidated statement of income for the year ended June 30, 1997 give effect to the acquisition of 100% of the outstanding shares of Pritsker by Symix. The pro forma information is based on the historical financial statements of Pritsker and Symix giving effect to the proposed transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

    The pro forma statements have been prepared by Symix management based upon the financial statements of Pritsker included elsewhere herein. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of Pritsker and Symix contained elsewhere herein.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                            PRO FORMA    PRO FORMA
                                                                     SYMIX     PRITSKER    ADJUSTMENTS  CONSOLIDATED
                                                                   ---------  -----------  -----------  ------------
                                                       ASSETS
Current assets:
  Cash and cash equivalents......................................  $   2,332   $       1    $    (250)(D)  $    2,083
  Trade accounts receivable......................................     21,689       1,095                     22,784
  Other current assets...........................................      2,129         162                      2,291
                                                                   ---------  -----------  -----------  ------------
Total current assets.............................................     26,150       1,258         (250)       27,158
Other assets:
  Capitalized software...........................................      6,551       2,003          121(E)       8,675
  Intangibles, net...............................................      4,779      --            1,505(E)       6,284
  Other assets...................................................      1,048          64                      1,112
                                                                   ---------  -----------  -----------  ------------
Total other assets...............................................     12,378       2,067        1,626        16,071
Net equipment and improvements...................................      5,724         200          (23)(E)       5,901
                                                                   ---------  -----------  -----------  ------------
Total assets.....................................................  $  44,252   $   3,525    $   1,353    $   49,130
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses..........................  $   7,423   $     553    $  --        $    7,976
  Deferred revenue...............................................      9,685          10       --             9,695
  Other current liabilities......................................      1,145         771       --             1,916
                                                                   ---------  -----------  -----------  ------------
Total current liabilities........................................     18,253       1,334       --            19,587
Non-current liabilities..........................................      2,638         269          487(B)       3,394
Redeemable preferred stock.......................................     --             550*        (550)(B)      --
Shareholders' equity:
  Common stock...................................................     14,384       1,205*       7,955(A)      23,544
  Retained earnings..............................................     10,853         193       (6,372)(E)       4,481
                                                                                                 (193)(C)
  Treasury stock and other.......................................     (1,876)        (26)          26(C)      (1,876)
                                                                   ---------  -----------  -----------  ------------
  Total shareholders' equity.....................................     23,361       1,372        1,416        26,149
                                                                   ---------  -----------  -----------  ------------
Total liabilities and shareholders' equity.......................  $  44,252   $   3,525    $   1,353    $   49,130
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------

------------------------

* The historical amounts have been adjusted to reflect a conversion of $150,000 of redeemable preferred stock to common stock subsequent to June 30, 1997.

                See accompanying notes to Financial Statements.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                            YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA    PRO FORMA
                                                                     SYMIX     PRITSKER    ADJUSTMENTS  CONSOLIDATED
                                                                   ---------  -----------  -----------  ------------
Net revenue......................................................  $  65,772   $   3,755    $  --        $   69,527
Cost of revenue..................................................     22,440       1,200          453(F)      24,093
                                                                   ---------  -----------  -----------  ------------
Gross margin.....................................................     43,332       2,555         (453)       45,434
                                                                   ---------  -----------  -----------  ------------
Selling, general, and administrative.............................     32,601       1,763                     34,364
Research and product development.................................      5,659         697         (620)(F)       5,736
                                                                   ---------  -----------  -----------  ------------
Total operating expenses.........................................     38,260       2,460         (620)       40,100
                                                                   ---------  -----------  -----------  ------------
Operating income.................................................      5,072          95          167         5,334
Other income, net................................................        107           3          (44)(F)          66
                                                                   ---------  -----------  -----------  ------------
Income before income taxes.......................................      5,179          98          123         5,400
Provision for income taxes.......................................      1,916          48          (16)(F)       1,948
                                                                   ---------  -----------  -----------  ------------
Net income.......................................................  $   3,263   $      50    $     139    $    3,452
                                                                   ---------  -----------  -----------  ------------
                                                                   ---------  -----------  -----------  ------------
Earnings per share...............................................  $    0.52                             $     0.51
                                                                   ---------                            ------------
                                                                   ---------                            ------------
Weighted average number of common and common equivalent shares
  outstanding....................................................      6,302                      500(G)       6,802
                                                                   ---------               -----------  ------------
                                                                   ---------               -----------  ------------

                See accompanying notes to Financial Statements.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    Under the terms of the Merger, each outstanding share of Pritsker's Common Stock would be converted into the right to receive Symix's Common Shares at the rate of 0.170108 Symix Common Share for each share of Pritsker's Common Stock. Pritsker's outstanding employee stock options would also be converted in the Merger into options to purchase Symix Common Shares on an equivalent basis. The pro forma financial statements assume receipt of 100% of the outstanding Pritsker Common Stock in a transaction to be accounted for as a purchase.

    The cost of the acquisition and allocation of purchase price follow:

Market value of Symix Common Shares exchanged for Pritsker Common
  Stock (484,339 shares at $18)....................................  $   8,700
Fair value of Symix stock options exchanged for Pritsker stock
  options..........................................................        460
Transaction costs..................................................        250
Redemption of Pritsker Preferred Stock.............................        550
Other assumed liabilities of Pritsker..............................      1,540
                                                                     ---------
Cost of acquisition................................................  $  11,500
                                                                     ---------
                                                                     ---------

    The cost of acquisition is allocated as follows:

Current assets.....................................................  $   1,258
Other noncurrent assets............................................         64
Fixed assets.......................................................        200
Developed technology...............................................      2,400
Trademark..........................................................      1,700
                                                                     ---------
Acquired assets....................................................      5,622
In-process technology to be charged to expense at acquisition
  date.............................................................      7,200
                                                                     ---------
                                                                        12,822
Cost of acquisition................................................     11,500
                                                                     ---------
Fair value of acquired assets and in-process technology in excess
  of cost of acquisition...........................................  $   1,322
                                                                     ---------
                                                                     ---------

    The excess of fair values was allocated to reduce the values assigned to acquired noncurrent assets and in-process technology, as follows:

                                                              FAIR      ALLOCATION
                                                              VALUE     OF EXCESS       NET
                                                            ---------  ------------  ---------
Fixed assets..............................................  $     200   $      (23)  $     177
Developed technology......................................      2,400         (276)      2,124
Trademark.................................................      1,700         (195)      1,505
In process technology.....................................      7,200         (828)      6,372
                                                            ---------  ------------  ---------
                                                            $  11,500   $   (1,322)  $  10,178
                                                            ---------  ------------  ---------
                                                            ---------  ------------  ---------

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

    The pro forma statement of income has not been adjusted for a material nonrecurring charge currently estimated to be $6,372 relating to the immediate write-off of acquired in-process technology of Pritsker. This charge will be taken in the quarter in which the Merger is consummated.

(A) Reflects issuance of Common Shares and options of Symix in exchange for 100% of the outstanding common stock, warrants and options of Pritsker:

Market value of Symix Common Shares and options issued.............  $   9,160
Elimination of Pritsker Common Stock...............................     (1,205)
                                                                     ---------
                                                                     $   7,955
                                                                     ---------
                                                                     ---------

(B) Reflects redemption of Pritsker redeemable preferred stock outstanding. Symix is assumed to have borrowed the funds necessary to redeem the preferred stock:

Long-term borrowings to redeem Pritsker preferred stock..............  $     550
Elimination of deferred liability....................................        (63)
                                                                       ---------
                                                                       $     487
                                                                       ---------
                                                                       ---------

(C) Reflects elimination of Pritsker treasury stock and retained earnings.

(D) Reflects cash paid for transaction related expenses estimated to be $250,000.

(E) Under purchase accounting, Pritsker's assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Symix based upon information provided by Pritsker with the assistance of valuation specialists. Symix cannot be sure that such estimated fair values represent fair values that would ultimately be determined at the consummation date of the Merger. The following are the pro forma adjustments made to reflect Pritsker's fair values assuming the Merger was consummated on June 30, 1997:

Increase capitalized software.......................................  $     121
Reduce equipment and improvements...................................        (23)
Trademarks..........................................................      1,505
Retained earnings effect resulting from the immediate write-off of
  acquired in-process technology....................................      6,372

(F) For purposes of determining the pro forma effect of the Merger on the Symix consolidated statement of income, the following pro forma adjustments have been made and are based on the assumption that the Merger was consummated on July 1, 1996:

Increase in interest expense on borrowings of $550,000 incurred to
  redeem preferred stock.............................................  $      44
Tax benefit on increased interest expense............................        (16)
Amortization to be recorded resulting from fair value adjustments to
  capitalized software (7 years) and trademarks (10 years)...........        453
Elimination of amortization of capitalized software as recorded by
  Pritsker...........................................................       (620)
                                                                       ---------
                                                                       $    (139)
                                                                       ---------
                                                                       ---------

(G) Assumes an increase of 500,000 weighted average Symix Common Shares outstanding as a result of the consummation of the Merger.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee) fees and expenses payable by the Company in connection with the distribution of the Common Shares:

Securities and Exchange Commission registration fee...............  $  10,843
National Association of Securities Dealers, Inc. filing fee.......      4,078
Printing and engraving costs......................................      *
Legal fees and expenses...........................................      *
Accountants' fees and expenses....................................      *
Blue sky qualification fees and expenses..........................      *
Transfer agent fees...............................................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $   *
                                                                    ---------
                                                                    ---------

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders;

           (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

        Any determination made by the disinterested directors under division
    (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

               (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Section 5.01 of the Registrant's Regulations govern indemnification by Registrant and provides as follows:

        SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section
    5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    In addition, Registrant has purchased insurance coverage under policies issued by Great American Insurance Co. which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 15.  RECENT SALE OF UNREGISTERED SECURITIES

    No common shares of the Company were sold by the Company without registration under the Securities Act of 1933 (the "Act") within the last three years, except as follows:

    A. On January 9, 1997, in connection with the acquisition of Visual Applications Software, Inc., a subsidiary of the Company issued 250,000 Class A Preference Shares, which were convertible into a like number of Symix Common Shares. Of the 250,000 Class A Preference Shares issued in this transaction, 125,000 have been converted into Common Shares. The shares were issued without registration in reliance upon the exemption provided by
    Section 4(2) of the Act.

    B. The Company distributed two shares for each common share outstanding in a transaction in the nature of a stock split as of September 10, 1996.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS:

  1*   Form of Underwriting Agreement.

  3(a) Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997)

  3(b) Amended Regulations of Registrant (incorporated by reference to Exhibit
         3(b) Registrant's Registration Statement on Form S-1 (Registration No.
         33-38878) filed February 12, 1991)

  4(a) Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to this Registration Statement on Form S-1)

  4(b) Amended Regulations of Registrant (incorporated by reference to Exhibit
         3(b) to this Registration Statement on Form S-1)

  5    Form of Opinion of Vorys, Sater, Seymour and Pease regarding legality

 10(a) Third Lease Amendment for office located at 2800 Corporate Exchange Drive,
         Columbus, Ohio (incorporated herein by reference to Exhibit 10(c) to Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1994)

 10(b) Lease Agreement between Symix Computer Systems, Inc. and Society Equipment
         Leasing Company (incorporated herein by reference to Exhibit 19 to Registrant's Quarterly Report on Form 10-Q for the period ended
         September 30, 1991)

 10(c) Progress Software Application Partner Agreement dated February 8, 1995
         (incorporated herein by reference to Exhibit 10(e) to Registrant's
         Quarterly Report on Form 10-Q for fiscal year ended March 31, 1995)

 10(d) Agreement between Hewlett-Packard and Symix Computer Systems, Inc.
         (incorporated herein by reference to Exhibit 10(g) to Registrant's
         Amendment to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)

 10(e) Summary of Bonus Plan (incorporated herein by reference to Exhibit 10(h) to Registrant's Annual Report on Form 10-K for the fiscal year ended
         June 30, 1997)

 10(f) Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Employees, As
         Amended (incorporated herein by reference to Exhibit 10(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1993)

 10(g) Sasser Employment Agreement (incorporated herein by reference to Exhibit
         10(b) to Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1996)

 10(h) Stock Option Agreement between the Company and Stephen A. Sasser dated
         January 17, 1996 (incorporated herein by reference to Exhibit 10(c) to
         Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended
         March 31, 1996)

 10(i) Symix Systems, Inc. Stock Option Plan for Outside Directors (incorporated herein by reference to Exhibit 10(i) of Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)

 10(j) Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Executives
         (incorporated herein by reference to Exhibit 10(a) to Registrant's
         Quarterly Report on Form 10-Q for fiscal year ended March 31, 1996)

 10(k) Agreement of Merger dated as of October 2, 1997, among Pritsker
         Corporation, Symix Systems, Inc. and SSI Acquisition Corp. (incorporated by reference to Appendix I to the Proxy Statement/Prospectus in Part I of the Registration Statement on Form S-4 (Registration No. 333-38809)
         filed October 27, 1997)

 21    Subsidiaries of the Registrant (incorporated herein by reference to
         Exhibit 21 to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1997)

 23(a) Consent of Ernst & Young LLP, Independent Auditors

 23(b) Consent of Crowe Chizek and Company LLP, Independent Auditors

 23(c) Consent of Vorys, Sater, Seymour and Pease (included in Exhibit No. 5)

 24    Powers of Attorney

 27    Financial Data Schedule

------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES:

        Schedule II Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1993, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on November 4, 1997.

                                SYMIX SYSTEMS, INC.

                                By:            /s/ LAWRENCE W. DELEON
                                     -----------------------------------------
                                                 Lawrence W. DeLeon
                                      VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                                   AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated, on November 4, 1997.

                    NAME AND TITLE                                          NAME AND TITLE
------------------------------------------------------  ------------------------------------------------------

                 /s/ LAWRENCE J. FOX*                                       JOHN T. TAIT*
     -------------------------------------------             -------------------------------------------
                   LAWRENCE J. FOX                                           JOHN T. TAIT
         CHAIRMAN AND CHIEF EXECUTIVE OFFICER                                  DIRECTOR

                /s/ STEPHEN A. SASSER*                                   /s/ DUKE W. THOMAS*
     -------------------------------------------             -------------------------------------------
                  STEPHEN A. SASSER                                         DUKE W. THOMAS
   PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR                             DIRECTOR

                                                                        /s/ LAWRENCE W. DELEON
                /s/ LARRY L. LIEBERT*                        -------------------------------------------
     -------------------------------------------                          LAWRENCE W. DELEON
                   LARRY L. LIEBERT                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                       DIRECTOR                                     (PRINCIPAL ACCOUNTING OFFICER)

               /s/ JAMES A. RUTHERFORD*
     -------------------------------------------
                 JAMES A. RUTHERFORD
                       DIRECTOR
                *By Power of Attorney

                /s/ LAWRENCE W. DELEON
     -------------------------------------------
                  LAWRENCE W. DELEON
                  (ATTORNEY-IN-FACT)

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                      SYMIX SYSTEMS, INC. AND SUBSIDIARIES

                                                  COL. B           COL. C ADDITIONS           COL. D
                                               ------------  ----------------------------  ------------     COL. E
COL. A                                          BALANCE AT   CHARGED TO     CHARGED TO      DEDUCTIONS   -------------
---------------------------------------------  BEGINNING OF   COSTS AND   OTHER ACCOUNTS    --DESCRIBE    BALANCE AT
DESCRIPTION                                       PERIOD      EXPENSES      --DESCRIBE         (1)       END OF PERIOD
---------------------------------------------  ------------  -----------  ---------------  ------------  -------------
Year ended June 30, 1997
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  450,400    $ 560,500      $       0      $  308,900    $   702,000

Year ended June 30, 1996
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  550,000    $ 475,000      $       0      $  574,600    $   450,400

Year ended June 30, 1995
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  500,000    $ 437,000      $       0      $  387,000    $   550,000

Year ended June 30, 1994
Deducted from asset accounts:
  Allowance for doubtful accounts............   $  622,500    $  78,000      $       0      $  200,500    $   500,000

------------------------

(1) Uncollectible Accounts written off and credits issued.

                               INDEX OF EXHIBITS

  1*   Form of Underwriting Agreement.

  3(a) Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997)

  3(b) Amended Regulations of Registrant (incorporated by reference to Exhibit
         3(b) Registrant's Registration Statement on Form S-1 (Registration No.
         33-38878) filed February 12, 1991)

  4(a) Amended Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3(a)(3) to this Registration Statement on Form S-1)

  4(b) Amended Regulations of Registrant (incorporated by reference to Exhibit
         3(b) to this Registration Statement on Form S-1)

  5    Form of Opinion of Vorys, Sater, Seymour and Pease regarding legality

 10(a) Third Lease Amendment for office located at 2800 Corporate Exchange Drive,
         Columbus, Ohio (incorporated herein by reference to Exhibit 10(c) to Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1994)

 10(b) Lease Agreement between Symix Computer Systems, Inc. and Society Equipment
         Leasing Company (incorporated herein by reference to Exhibit 19 to Registrant's Quarterly Report on Form 10-Q for the period ended
         September 30, 1991)

 10(c) Progress Software Application Partner Agreement dated February 8, 1995
         (incorporated herein by reference to Exhibit 10(e) to Registrant's
         Quarterly Report on Form 10-Q for fiscal year ended March 31, 1995)

 10(d) Agreement between Hewlett-Packard and Symix Computer Systems, Inc.
         (incorporated herein by reference to Exhibit 10(g) to Registrant's
         Amendment to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)

 10(e) Summary of Bonus Plan (incorporated herein by reference to Exhibit 10(h) to Registrant's Annual Report on Form 10-K for the fiscal year ended
         June 30, 1997)

 10(f) Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Employees, As
         Amended (incorporated herein by reference to Exhibit 10(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1993)

 10(g) Sasser Employment Agreement (incorporated herein by reference to Exhibit
         10(b) to Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1996)

 10(h) Stock Option Agreement between the Company and Stephen A. Sasser dated
         January 17, 1996 (incorporated herein by reference to Exhibit 10(c) to
         Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended
         March 31, 1996)

 10(i) Symix Systems, Inc. Stock Option Plan for Outside Directors (incorporated herein by reference to Exhibit 10(i) of Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1993)

 10(j) Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Executives
         (incorporated herein by reference to Exhibit 10(a) to Registrant's
         Quarterly Report on Form 10-Q for fiscal year ended March 31, 1996)

 10(k) Agreement of Merger dated as of October 2, 1997, among Pritsker
         Corporation, Symix Systems, Inc. and SSI Acquisition Corp. (incorporated by reference to Appendix I to the Proxy Statement/Prospectus in Part I of the Registration Statement on Form S-4 (Registration No. 333-38809)
         filed October 27, 1997)

 21    Subsidiaries of the Registrant (incorporated herein by reference to
         Exhibit 21 to Registrant's Annual Report on Form 10-K for fiscal year ended June 30, 1997)

 23(a) Consent of Ernst & Young LLP, Independent Auditors

 23(b) Consent of Crowe Chizek and Company LLP, Independent Auditors

 23(c) Consent of Vorys, Sater, Seymour and Pease (included in Exhibit No. 5)

 24    Powers of Attorney

 27    Financial Data Schedule

------------------------

*   To be filed by amendment.